SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Watson Wyatt Worldwide, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Watson Wyatt Worldwide, Inc.

     901 N. Glebe Road
Arlington, Virginia 22203
Telephone: 703-258-8000

October 14, 2008

Dear Fellow Stockholder:

     I am pleased to invite you to attend our 2008 Annual Meeting of Stockholders of Watson Wyatt Worldwide, Inc. to be held at the Westin Arlington Gateway, 801 N. Glebe Road, Arlington, Virginia 22203, on Friday, November 14, 2008, at 9:00 a.m. EST. On the following pages you will find the notice of the 2008 Annual Meeting of Stockholders and the accompanying Proxy Statement.

     Your vote is important. We encourage you to vote your proxy as soon as possible. You may vote over the Internet, by telephone, or by mailing a proxy. Voting over the Internet, by phone, or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Sincerely,

John J. Haley
President and Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
Friday, November 14, 2008

The Annual Meeting of Stockholders of Watson Wyatt Worldwide, Inc. (the “Company” or “Watson Wyatt”), a Delaware corporation, will be held at the Westin Arlington Gateway, 801 N. Glebe Road, Arlington, Virginia 22203 on Friday, November 14, 2008 at 9:00 a.m. EST, for the following purposes:

1.	Elect seven Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified (Proposal No. 1);

2.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009 (Proposal 2);

3.	Approval of amendments to the 2001 Deferred Stock Unit Plan For Selected Employees, as Amended in order to satisfy Internal Revenue Code Section 162(m) (Proposal No. 3); and

4.	Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on September 29, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

We strongly urge you to review the Proxy Statement and complete your proxy card and vote your shares as soon as possible. Your vote is important no matter how many shares you own. To ensure that your shares will be voted at the annual meeting, please vote your shares via telephone or internet, or complete, sign and date the enclosed proxy card promptly and return it in the enclosed envelope (if you have received your proxy materials by mail) as soon as possible.

By order of the Board of Directors

Walter W. Bardenwerper
Vice President, General Counsel and Secretary

Arlington, Virginia
October 14, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 14, 2008

The Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders and the Company’s Annual Report to Stakeholders and Annual Report on Form 10-K for the fiscal year ended June 30, 2008 are available at http://www.watsonwyatt.com/ar

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1

CORPORATE GOVERNANCE	4

Corporate Governance Guidelines	4
Code of Business Conduct and Ethics	4
Communications with the Board or Presiding Director	5
Presiding Director	5
Nominees for Director	5
Standing Committees of the Board	5
Audit Committee	5
Compensation Committee	6
Nominating and Governance Committee	6
Board Meetings	6
Meetings of Non-Employee Directors	6
Annual Meeting Attendance	6
Director Independence	7

PROPOSAL NO. 1: ELECTION OF DIRECTORS	8

DIRECTOR INFORMATION	8

PROPOSAL NO. 2: RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2009	10

Fees Paid to the Independent Registered Public Accounting Firm	10
Changes in the Company’s Certifying Accountant	11

REPORT OF THE AUDIT COMMITTEE	12

PROPOSAL NO. 3: APPROVAL OF AMENDMENTS TO THE 2001 DEFERRED STOCK UNIT PLAN FOR SELECTED EMPLOYEES, AS AMENDED, IN ORDER TO SATISFY INTERNAL REVENUE CODE SECTION 162(M)	13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18

Biographical Information for other Executive Officers of the Company	19
Section 16(a) Beneficial Ownership Reporting Compliance	22

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	23

Related Party Transactions Policy	23
Related Party Transactions	23

EXECUTIVE COMPENSATION	24

Compensation Discussion and Analysis	24

COMPENSATION COMMITTEE REPORT	34

Summary Compensation Table	35
Grants of Plan-Based Awards in Fiscal Year 2008	37
Outstanding Equity Awards at 2008 Fiscal Year-End	38
Stock Vested During Fiscal Year 2008	39
Pension Benefits at 2008 Fiscal Year-End	40
Non-qualified Deferred Compensation during Fiscal Year 2008	44
Post Termination Payments and Benefits	45
Director Compensation in Fiscal Year 2008	47

ADDITIONAL INFORMATION	49

STOCKHOLDER PROPOSALS	49

ANNUAL REPORT	49

2

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS
FRIDAY, NOVEMBER 14, 2008

QUESTIONS AND ANSWERS

1. Why did I receive these proxy materials?

This Proxy Statement, notice of the 2008 Annual Meeting of Stockholders (the “Annual Meeting”), accompanying proxy card and voting instructions (the “Proxy Materials”) are being furnished to you as a stockholder of Watson Wyatt Worldwide, Inc., a Delaware corporation (“Watson Wyatt”, the “Company,” “we”, “us” and “our”), on or about October 14, 2008, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at our Annual Meeting. The proxies may be voted at any continuations, adjournments or postponements of the Annual Meeting. The Proxy Materials contain important information for you to use when deciding how to vote in connection with the Annual Meeting.

2. When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Friday, November 14, 2008 at 9:00 a.m. EST, at the Westin Arlington Gateway, 801 N. Glebe Road, Arlington, Virginia. Stockholders who are entitled to vote may attend the meeting.

3. What shares can I vote?

All shares of the Company’s Class A Common Stock, $.01 per share (“common stock”), that are represented by properly executed and unrevoked proxies received by the Company’s selected vendor to tabulate the votes, Broadridge Financial Solutions, Inc., prior to the date of the Annual Meeting, will be voted. The deadline for receiving proxy voting instructions by mail, telephone (1-800-690-6903) or Internet (www.proxyvote.com) is 11:59 p.m. EST on Thursday, November 13, 2008.

4. Can I vote in person?

If you plan to attend the Annual Meeting, please vote your proxy card and bring it with you to the Annual Meeting. If your shares are held in the name of a bank or broker or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Watson Wyatt common stock, such as a bank or brokerage account statement. If you vote in person, your vote will supersede any proxy that you previously executed.

5. Who is entitled to receive notice and vote shares?

Stockholders of record at the close of business on September 29, 2008 are entitled to receive this notice and to vote their shares of common stock at the Annual Meeting and at any continuations, adjournments or postponements thereof. On September 29, 2008, there were 42,673,708 shares of common stock outstanding and entitled to vote at the Annual Meeting. The common stock is the Company’s only class of outstanding voting securities and entitles the holder thereof to one vote for each share on all matters properly presented, and for each Director nominated to be elected at the Annual Meeting.

If the accompanying proxy card is properly signed and returned in the enclosed envelope (provided to stockholders who have received their Proxy Materials by mail), or voted via telephone or Internet, and not revoked, it will be voted. Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy will:

  vote in favor of Proposal No. 1, to elect seven Directors to serve until the 2009 Annual Meeting of Stockholders, or until their successors are elected and qualified;
  vote in favor of Proposal No. 2, to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009;
  vote in favor of Proposal No. 3, to approve the 2001 Deferred Stock Unit Plan For Selected Employees as Amended in order to satisfy Internal Revenue Code Section 162(m); and
  vote in their own discretion as to any other matters that may properly come before the Annual Meeting.

You may revoke your proxy at any time before it is exercised by filing a revocation notice or a duly executed proxy to vote your shares bearing a later date with the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203.

6. What will constitute a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on September 29, 2008 will constitute a quorum.

7. How are abstentions and broker non-votes counted for determining a quorum and for voting my shares for each proposal?

Abstentions and shares conferring authority to vote only on certain matters (“broker non-votes”) are counted as present and entitled to vote for purposes of determining a quorum. If you abstain from voting or direct your proxy to abstain from voting on the matter, the shares are considered to have been votes cast at the meeting with respect to such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter.

A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular proposal item and has not received instructions from the beneficial owner. Broker non-votes are not considered to have been votes cast at the Annual Meeting with respect to such matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

In accordance with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to Proposal No. 1, Election of Directors, and therefore will not affect the outcome of Director elections. With respect to Proposal No. 2 and No. 3 and any other matter presented at the Annual Meeting, abstentions will be treated as votes cast at the meeting with respect to such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. Also, broker non-votes will not be counted in determining the outcome, having the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

8. What are the voting requirements to elect the Directors and to approve each of the proposals contained in the Proxy Statement?

Proposal No. 1: Elect seven Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified

On July 22, 2008, the Board of Directors approved an amendment to the Company’s Amended and Restated Bylaws to change the standard for voting for the election of directors from a plurality of votes cast to a majority of votes cast in uncontested elections. A majority of the votes cast means that a number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. In contested elections the vote standard will continue to be a plurality of votes cast. Additionally the Board approved an amendment to the Amended and Restated Bylaws to provide that director nominees must deliver a statement that if elected, they agree to tender an irrevocable resignation promptly upon failure to receive the required vote in a subsequent election, in accordance with the Company’s Corporate Governance Guidelines that are applicable to all director nominees.

Proposal No. 2: Ratify the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2009

The affirmative vote of a majority of the outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve Proposal No. 2.

Proposal No. 3: Approval of amendments to the 2001 Deferred Stock Unit Plan For Selected Employees, as Amended in order to satisfy Internal Revenue Code Section 162(m)

The affirmative vote of the majority of the votes cast on the matter is required to approve the proposed amendment of the 2001 Deferred Stock Unit Plan For Selected Employees, as Amended in order to satisfy Internal Revenue Code Section 162(m), provided that stockholders holding a majority of the shares outstanding on the record date actually cast votes on this matter. Abstentions are considered votes cast for this purpose, but broker non-votes will not be counted in determining the outcome, having the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

9. Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders will be available for inspection at least ten days prior to the Annual Meeting at Watson Wyatt Worldwide, Inc. Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

10. Who will pay the cost of soliciting proxies for the Annual Meeting?

The cost of soliciting proxies will be borne by the Company. Employees of the Company may, but without compensation other than their regular compensation, solicit proxies by additional mailings, personal conversations, telephone, facsimile, or electronically. We have engaged InvestorCom, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $4,000 plus reimbursement of reasonable expenses. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the Company’s common stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing and tabulating the proxies.

11. If another matter comes before the board for action, how will the matter be voted?

Management knows of no other matter that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the proxies named on the enclosed proxy card will vote in accordance with their judgment upon such matter.

12. How is my vote counted?

Individual proxies will be counted by Broadridge Financial Solutions, Inc. Whether or not you expect to be present at the Annual Meeting, you are urged to vote your proxy by telephone, Internet, or if you have received your Proxy Materials by mail, to sign, date and promptly mail in your proxy card.

13. What is “Householding”?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement or our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact the Secretary of the Company in writing at the following address: Watson Wyatt Worldwide, Inc., Office of the Secretary at 901 N. Glebe Road, Arlington, Virginia 22203, or by telephone at 703-258-8000. If you would like to receive separate copies of our Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Watson Wyatt Worldwide, Inc. is committed to exercising the highest standard of ethical conduct and corporate governance which we believe best serve our stockholders, employees and clients. We have established and adopted Corporate Governance Guidelines for maintaining our ethical standards, as well as, adopting corporate governance practices that form a solid framework for effectively aligning our business objectives. Stockholders may obtain copies of our Codes of Business Conduct and Ethics, the Corporate Governance Guidelines and our Board committee charters on the Company’s website at http://www.watsonwyatt.com/ir or send a request addressed to Watson Wyatt Worldwide, Inc., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of its employees, including the President and Chief Executive Officer, the Chief Financial Officer and the Controller. The Company also has a Code of Business Conduct and Ethics that applies to all of the Company’s Directors and any amendment or waiver of the Codes for executive officers and Directors will be disclosed on the Company’s website.

Communications with the Board or Presiding Director

It is the policy of the Company to facilitate communications of stockholders and other interested parties with the Board of Directors and the Company’s Presiding Director. Communications to Directors of the Company must be in writing and may be sent to any Director, in care of the Office of the Secretary, Watson Wyatt Worldwide, Inc., 901 N. Glebe Road, Arlington, Virginia 22203. Communications may be sent by email to all Directors as a group or to the Presiding Director using the e-mail addresses posted by the Company on its web site at www.watsonwyatt.com under “Investor Relations.” Communications should identify the person submitting the communication, the interest of such person in the subject matter of the communication, and the address, telephone number and email address of the person submitting the communication. Each communication will be forwarded to the Director(s) to whom it is addressed. The Board has authorized the Company’s Secretary to adopt reasonable procedures for collecting and distributing communications to Directors. If such procedures are adopted, they will be made available on the Company’s website at www.watsonwyatt.com under “Investor Relations.”

Presiding Director

The Company’s Board of Directors has designated R. Michael McCullough as the Presiding Director of all executive sessions of the independent Directors of the Board.

Nominees for Director

The Nominating and Governance Committee makes recommendations to the Board concerning individuals who are qualified to stand for election as Directors. The Nominating and Governance Committee seeks individuals with a broad and diverse range of skills who have demonstrated the highest levels of personal and business integrity and sound business judgment, particularly in professional services industries. The Nominating and Governance Committee will consider suggestions of possible nominees for Director from the Board of Directors and management, and may in the future retain a search firm to assist it in identifying possible nominees for Director.

The Nominating and Governance Committee also will consider recommendations of possible nominees for Director submitted by stockholders. Recommendations may be submitted to any member of the Nominating and Governance Committee in care of the Office of the Secretary, Watson Wyatt Worldwide, Inc., 901 N. Glebe Road, Arlington, Virginia 22203. Candidates recommended by stockholders will be evaluated in the same manner as other candidates considered by the Nominating and Governance Committee.

Standing Committees of the Board

The Company has three standing committees: Audit, Compensation and Nominating and Governance. These committees operate pursuant to written charters adopted by the Board of Directors. The Company also has a Risk Management Committee consisting of four members, two of which are independent directors.

     Audit Committee

The Audit Committee’s principal responsibilities, as set forth in its charter, are to assist the Board in overseeing the Company’s financial reporting process that is established and implemented by management. The charter, as amended on September 12, 2008, is attached hereto as Exhibit B. The Audit Committee oversees the work of the independent registered public accounting firm and also reviews information provided by the Company’s Director of Internal Audit, independent registered public accounting firm, and management concerning internal accounting procedures and controls.

The Audit Committee is currently composed of four independent Directors, John J. Gabarro, R. Michael McCullough, Gilbert T. Ray and John C. Wright (Chair), all of whom meet the current independence requirements of NYSE and NASDAQ’s listing standards. The Board of Directors has determined that Mr. Wright is both independent and an audit committee financial expert, as defined by SEC guidelines and NYSE and NASDAQ listing standards. The Audit Committee held seven meetings during fiscal year 2008.

     Compensation Committee

The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (“CEO”), and oversees administration of the 2001 Employee Stock Purchase Plan, the 2001 Deferred Stock Unit Plan for Selected Employees, the Watson Wyatt Performance Share Bonus Incentive Program and the 2000 Long-Term Incentive Plan. The Board has delegated to the Compensation Committee matters associated with succession planning for the CEO. For additional information regarding the Compensation Committee’s procedures and processes for setting executive compensation, please see “How We Determine and Assess Executive Compensation”, on page 26 of this Proxy Statement under the heading Compensation Discussion and Analysis. Compensation of non-employee Directors is fully described under “Director Compensation in Fiscal Year 2008” on page 47 of this Proxy Statement.

The Compensation Committee currently is composed of John J. Gabarro, Brendan R. O’Neill, Linda D. Rabbitt and Gilbert T. Ray (Chair), all independent Directors, and all of whom meet the independence requirements of the NYSE and NASDAQ’s listing standards. The Compensation Committee held six meetings during fiscal year 2008.

     Nominating and Governance Committee

The Nominating and Governance Committee provides assistance to the Board of Directors of the Company in fulfilling its responsibilities: by identifying individuals qualified to become Directors and approving the nomination of candidates for all Directorships to be filled by the Board of Directors or by the stockholders of the Company; identifying Directors qualified to serve on the committees established by the Board of Directors and recommending to the Board of Directors members for each committee to be filled by the Board of Directors; maintaining and reviewing the Corporate Governance Guidelines; and otherwise taking a leadership role in shaping the corporate governance of the Company.

The Nominating and Governance Committee currently is composed of R. Michael McCullough (Chair), Brendan O’Neill, Linda D. Rabbitt and John C. Wright, all independent Directors, and all of whom meet the independence requirements of the NYSE and NASDAQ’s listing standards. The Nominating and Governance Committee held five meetings during fiscal year 2008.

Members of these committees may change after this Annual Meeting.

Board Meetings

The Board of Directors conducted five meetings during fiscal year 2008. All Directors attended 75 percent or more of the meetings of the Board and the committees on which they served.

Meetings of Non-Employee Directors

The non-employee Directors met without any management Directors or employees present two times last year to discuss board policies, processes and practices. The Presiding Director, who is also the Chair of the Nominating and Governance Committee, chaired these meetings.

Annual Meeting Attendance

All Directors are expected to attend the Company’s Annual Meeting of Stockholders. Seven Directors attended the 2007 Annual Meeting of Stockholders.

Director Independence

The Board is composed of a majority of Directors who qualify as independent Directors pursuant to the corporate governance standards for companies listed on the NYSE and NASDAQ. The Board committee structure includes an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Risk Management Committee, the first three committees consisting entirely of independent Directors.

In determining independence, each year the Board affirmatively determines whether Directors have any material relationship with the Company. When assessing the materiality of a Director’s relationship with the Company, the board considers all relevant facts and circumstances, not merely from the Director’s standpoint, but from that of the persons or organizations with which the Director has an affiliation, and the frequency or regularity of the services, if any, provided to or by such persons or organizations, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. A Director will not be considered independent if:

(1) the Director is, or in the past three years has been, an employee of the Company, or an immediate family member of the Director is, or in the past three years has been, an executive officer of the Company;

(2) the Director, or a member of the Director’s immediate family, is receiving or has in the past three years received direct compensation from the Company in excess of $100,000 per year, other than compensation for Board service, compensation received by the Director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

(3) the Director, or a member of the Director’s immediate family, is or in the past three years has been an executive officer of another company where any of the Company’s present executives at the same time serves or served on the Compensation Committee;

(4) the Director or an immediate family member is a current partner of the Company’s internal or outside auditor; the Director is a current employee of the internal or outside auditor; the Director has an immediate family member who is a current employee of the internal or outside auditor and who participates in the auditor’s audit, assurance or tax compliance practice; or the Director or an immediate family member was within the past three years a partner or employee of the internal or outside auditor and personally worked on the Company’s audit; or

(5) the Director is an executive officer or employee, or a member of the Director’s immediate family is an executive officer of another company that has made payments to or received payments from the Company for property or services in an amount that, in any of the past three fiscal years, exceeded the greater of $1 million or 2 percent of the other company’s consolidated gross revenues.

For these purposes, an “immediate family” member includes a Director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the Director’s home.

Applying these standards, the Board has determined that the following Directors are independent: John J. Gabarro, R. Michael McCullough, Brendan R. O’Neill, Linda D. Rabbitt, Gilbert T. Ray, and John C. Wright. In making these determinations, the board determined that none of the independent Directors, their family members or organizations with which the Directors are affiliated have any material direct or indirect relationship with the Company.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of the following seven Directors, each of whom is recommended by the Board of Directors. Biographical information about each of these nominees is included below. Pursuant to its authority under our Amended and Restated Bylaws, the Board of Directors has set the number of Directors at seven, effective as of the Annual Meeting.

Each nominee elected will serve a one-year term expiring at the 2009 Annual Meeting of Stockholders or until his or her successor shall have been elected and qualified.

A majority of the voting shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of Directors under Proposal No. 1.

The Board of Directors Recommends that Stockholders Vote ‘For’ Proposal No. 1 to Elect Seven Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified.

DIRECTOR INFORMATION

The information set forth below states the name of each nominee for Director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a Director of the Company and other directorships held.

John J. Gabarro (age 69) has served as a Director since 1999 and was previously a Director of Watson Wyatt & Company from 1995 to 1998. Mr. Gabarro has been a professor at the Harvard Business School since 1972. Mr. Gabarro is the UPS Foundation Professor of Human Resource Management in Organizational Behavior, Emeritus, having most recently served as Baker Foundation Professor. He has taught in Harvard's MBA, Executive and Doctoral Programs. He has served as faculty chair of Harvard's International Senior Management Program and twice as head of its Organizational Behavior faculty and most recently, as faculty chair of Harvard's Advanced Management Program. Mr. Gabarro completed his MBA, doctorate and post doctoral work at Harvard before joining its faculty.

John J. Haley (age 58) has served as President and Chief Executive Officer since January 1, 1999, Chairman of the Board since 1999 and as a Director since 1992. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer, he was the Global Director of the Benefits Group. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). Mr. Haley also serves on the boards of MAXIMUS, Inc., a provider of health and human services program management, consulting services and system solutions, and Hudson Highland Group, Inc., an executive search, specialty staffing and related consulting services firm. He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

R. Michael McCullough (age 69) has served as a Director since 1996. Mr. McCullough retired in 1996 as Chairman and CEO of the management consulting firm Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, was elected a partner in the firm in 1971, became Managing Partner of the firm’s Technology Center and was elected to the position of Chairman and CEO in 1984. Mr. McCullough is a member of the board of First Potomac Realty Trust, an industrial and office-industrial real estate investment trust. Mr. McCullough has a B.S. in Electrical Engineering from the University of Detroit.

Brendan R. O'Neill (age 59) has served as a Director since July 2006. Dr. O'Neill was Chief Executive Officer and Director of Imperial Chemical Industries PLC ("ICI"), a manufacturer of specialty products and paints, until April 2003. From 2003 until 2006, Mr. O'Neill was an independent director for a range of companies. Dr. O'Neill joined ICI in 1998 as its Chief Operating Officer and Director, and was promoted to Chief Executive Officer in 1999. Prior to Dr. O'Neill's career at ICI, he held numerous positions at Guinness PLC, including Chief Executive of Guinness Brewing Worldwide Ltd, Managing Director International Region of United Distillers, and Director of Financial Control. Dr. O'Neill also held positions at HSBC Holdings PLC, BICC PLC and the Ford Motor Company. He has an M.A. from the University of Cambridge and a Ph.D. in chemistry from the University of East Anglia, and is a Fellow of the Chartered Institute of Management Accountants (U.K.). Dr. O'Neill is also a Director of Tyco International Ltd., Aegis Group PLC, Endurance Specialty Holdings Ltd., and Informa Group PLC.

Linda D. Rabbitt (age 59) has served as a Director since 2002 and is the founder and CEO of Rand Construction Corporation, a commercial construction company founded in 1989 that specializes in building renovation and tenant build-outs. Prior to founding Rand Construction Corporation, Ms. Rabbitt was the co-founder and co-owner of Hart Construction Company, Inc., a commercial tenant construction company. From 1981 to 1985, Ms. Rabbitt was with KPMG (formerly Peat Marwick), where she was Director of Marketing from 1982 to 1985. Ms. Rabbitt is a Director of Brookfield Properties. Ms. Rabbitt is also a Director of the Greater Washington Board of Trade and served as its Chair in 2002. Ms. Rabbitt has also served as a Director of the Economic Club of Washington, D.C., as a Director of Leadership Washington, and is a trustee of the Federal City Council and of George Washington University. Ms. Rabbitt has a B.A. from the University of Michigan, Ann Arbor, and an M.A. from George Washington University.

Gilbert T. Ray (age 64) has served as a Director since 2000. Mr. Ray was a partner of the law firm of O'Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades. He has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the boards of: Automobile Club of Southern California, a provider of emergency road and travel services and insurance; two variable annuity funds managed by SunAmerica Asset management; Sierra Monolithics Inc., a semi-conductor chip company; Advance Auto Parts Company, a retailer of automotive parts; Diamondrock Hospitality, a real estate investment trust; and IHOP Corp., a restaurant management and franchise company. Mr. Ray is also a trustee of The John Randolph Haynes and Dora Haynes Foundation.

John C. Wright (age 60) has served as a Director since 2002 and is a retired partner of the accounting firm Ernst & Young. He was with Ernst & Young for almost thirty years until his retirement in 2000. Mr. Wright has extensive expertise with complex financial accounting and reporting matters, including many years of experience working on matters before the Securities and Exchange Commission. During the last ten years of Mr. Wright’s career at Ernst & Young, he spent much of his time on international matters. After Ernst & Young, he served briefly as the Chief Financial Officer of Teligent, a telecommunications company, and was the Executive Vice President and Chief Financial Officer of QuadraMed Corporation, a provider of healthcare information technology solutions until 2005. Mr. Wright has a B.S. in Accounting from the University of North Carolina.

If any nominee is unable to serve as a Director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors. Each of the nominees listed above has consented to being named as a nominee, and the Company does not know of any reason that any of the nominees listed above would be unable to serve if elected.

PROPOSAL NO. 2: RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING JUNE 30, 2009.

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2009. We are asking stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance.

In the event stockholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and to the Audit Committee to reconsider the selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

It is intended that persons acting under the accompanying proxy will vote the shares represented thereby in favor of ratification of such selection. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. Deloitte & Touche LLP audited the Company’s financial statements for the year ended June 30, 2008.

The Board of Directors Recommends a Vote FOR Proposal No. 2 to Ratify the Selection of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2009.

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent registered auditor. Deloitte & Touche LLP (“Deloitte”) is the Company’s independent registered public accounting firm and audited the Company’s financial statements for fiscal years 2007 and 2008. PricewaterhouseCoopers LLP (“PwC”) was the Company’s independent registered public accounting firm for fiscal year 2006 and for the period July 1, 2006 until December 12, 2006 when the Company appointed Deloitte as the Company’s independent registered public accounting firm.

As part of its oversight responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent registered public accounting firm. The Audit Committee has established policies and procedures for the pre-approval of audit and non-audit services to be performed by the independent registered public accounting firm.

Under the policy, the Committee must give prior approval for any amount or specific type of service within four categories: (i) audit, (ii) audit-related, (iii) tax services or, to the extent permitted by law, (iv) other services that the independent registered public accounting firm provides. Prior to the annual engagement, the Audit Committee may grant pre-approval for specific independent registered public accounting firm services within these four categories at maximum pre-approved fee levels; however, the Audit Committee’s policy is generally not to engage the independent registered public accounting firm for any non-audit related services, including tax planning or tax return preparation. If circumstances arise that would require the Company to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, then the engagement for such services would require separate pre-approval by the Audit Committee. The Chair of the Audit Committee is authorized to approve a request for pre-approval provided the additional service is presented to the Audit Committee for approval at its next scheduled meeting.

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended June 30, 2007 and 2008; the table also presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for a portion of the fiscal year ended June 30, 2007, and fees billed by PwC and Deloitte for other services rendered during those respective periods.

	2007	2007	2008
	PricewaterhouseCoopers	Deloitte & Touche	Deloitte & Touche
Fee Category	LLP	LLP	LLP
Audit Fees (1)	$141,750	$3,514,810	$3,780,581
Audit-Related Fees (2)	8,000	914,281	374,406
Tax Fees (3)	-	19,536	42,683
Subtotal	149,750	4,448,627	4,197,670
All Other Fees (4)	-	1,500	2,000
Total Fees	$149,750	$4,450,127	$4,199,670
____________________

(1)	Audit Fees – consists of fees billed for professional services performed by each of Deloitte and PwC for the audit of the Company’s annual financial statements, review and audit of internal controls to ascertain compliance with the Sarbanes-Oxley Act, review of financial statements included in the Company’s quarterly and annual filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees – includes fees for acquisition due diligence, benefit plan audits, assurance and related services performed by each of Deloitte and PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees – include fees of each of Deloitte and PwC for any professional services related to tax compliance, tax advice and/or tax planning primarily for overseas matters.

(4)	All Other Fees – represents fees for publications, training and an annual license fee for access to Deloitte’s online database of financial reporting and accounting literature.

Changes in the Company’s Certifying Accountant

On December 7, 2006, the Company dismissed PwC as the Company’s independent registered public accounting firm and approved Deloitte as its new independent registered public accounting firm, effective December 12, 2006. The Company’s Audit Committee made the decision to dismiss PwC. The report of PwC on the Company’s consolidated financial statements for the fiscal year ended June 30, 2006 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal year ended June 30, 2006 and through December 7, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years. During the fiscal year ended June 30, 2006 and through December 7, 2006, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Current Independent Registered Public Accounting Firm

The Company’s Audit Committee approved Deloitte as the Company’s new independent registered public accounting firm for the fiscal year ending June 30, 2007 and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with, and including, the quarter ended December 31, 2006, effective upon completion of Deloitte’s customary client acceptance procedures which were completed on December 12, 2006. The Company had not consulted with Deloitte during its fiscal year ended June 30, 2006 and through December 12, 2006 regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K). Deloitte previously served as the independent accountant of Watson Wyatt LLP prior to the business combination with the Company that was completed on July 31, 2005.

Representatives of Deloitte are expected to (i) attend the Annual Meeting; (ii) be available to respond to appropriate questions; and (iii) have an opportunity to make a statement if they desire to do so.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for: the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for: expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles, the effectiveness of our internal control over financial reporting; and management’s assessment of the effectiveness of our internal control over financial reporting. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, although the committee members are not engaged in the practice of accounting or auditing.

The Committee meets regularly with management and the Company’s independent registered public accounting firm to: review the Company’s financial statements, financial press releases, and quarterly and annual SEC filings; to receive the independent registered public accounting firm’s report of its review of the Company’s quarterly financial statements and its audit of the Company’s annual financial statements; to review significant developments in generally accepted accounting principles and financial reporting requirements; to discuss the application of significant accounting policies; and to review the Company’s internal controls and the activities of the Company’s internal auditor.

The Committee meets regularly in executive session, and also meets separately with the independent registered public accounting firm, the Company’s Chief Financial Officer, and the Company’s Director of Internal Audit.

With respect to the Company’s audited financial statements for the fiscal year ended June 30, 2008, the Audit Committee:

1.	Reviewed and discussed the audited financial statements included in the Annual Report, including Management’s Discussion and Analysis, with management; and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and subjective amounts, and the clarity of disclosures in the financial statements;

2.	Discussed with the independent registered public accounting firm the scope and plan for its audit and the results of the audit; and also reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, as well as the auditor’s report concerning its examination of the Company’s audited financial statements;

3.	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the PCAOB in Rule 3200T; and

4.	Received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T, considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence, and discussed with the auditor its independence from the Company and its management.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 that was filed with the Securities and Exchange Commission on August 15, 2008.

SUBMITTED BY THE WATSON WYATT WORLDWIDE, INC. AUDIT COMMITTEE

John C. Wright (Chair)
John J. Gabarro
R. Michael McCullough
Gilbert T. Ray

PROPOSAL NO. 3: APPROVAL OF AMENDMENTS TO THE 2001 DEFERRED
STOCK UNIT PLAN FOR SELECTED EMPLOYEES, AS AMENDED, IN ORDER TO
SATISFY INTERNAL REVENUE CODE SECTION 162(M)

Introduction

Our 2001 Deferred Stock Unit Plan for Selected Employees (“DSU Plan”) was established and approved by our stockholders in 2001. In 2006, stockholders approved an amendment to the DSU Plan to increase the maximum number of shares of common stock that may be issued under the DSU Plan to 2,700,000, subject to adjustment in the Compensation Committee's discretion for stock splits, dividends and similar transactions as well as changes in capitalization of the Company. The DSU Plan is intended to provide senior employees of the Company with additional incentives by permitting the Company to grant them common stock units in payment of all or a portion of annual or long-term bonus arrangements. Each stock unit represents the Company’s obligation to issue one share of common stock, either immediately or upon a deferred basis as established by the DSU Plan administrator. The DSU Plan is administered by the Compensation Committee of the Board of Directors.

At the recommendation of the Compensation Committee, the Board has amended the DSU Plan to add provisions so that shares paid under it can qualify as performance-based compensation that is tax-deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). We are seeking stockholder approval of the amendments to the DSU Plan. Under Section 162(m) of the Code, compensation above $1,000,000 that is paid within a fiscal year to our CEO and our three other most highly compensated executive officers (other than the CFO) is not deductible unless material terms of the plan under which the compensation is paid are approved by stockholders and the arrangement otherwise qualifies as performance-based compensation as defined under Section 162(m) regulations. For purposes of Section 162(m), the material terms of a performance-based compensation plan include the employees eligible to receive compensation under the plan, a description of the business criteria on which the performance goal is based and the maximum amount of compensation that can be paid to any employee under the plan. The DSU Plan as amended is designed to provide for this type of performance-based compensation. If stockholders approve the amendments to the DSU Plan, the approval will permit amounts awarded under arrangements granted or established prior to our 2013 stockholders meeting to qualify as performance-based compensation. The full text of the DSU Plan is set forth as Exhibit A to this Proxy Statement and the description below is qualified by reference to the actual terms of the DSU Plan.

Eligibility

The Compensation Committee may select those employees who are eligible to participate in the DSU Plan. The DSU Plan was created for those employees who are eligible to receive discretionary bonuses. Approximately 521 employees currently are eligible to participate in the DSU Plan.

Business Criteria for Performance Goals

The Board has approved amendments to the DSU Plan to specify performance criteria designed to satisfy Section 162(m), subject to stockholder approval. As amended, the DSU Plan provides that the Compensation Committee may establish “Qualifying Performance Criteria” and the level of achievement under such criteria that determine the number of deferred stock units or shares of common stock granted, issued or vested under any annual or long-term bonus arrangement that the Committee intends to qualify for purposes of Section 162(m). Prior to such deferred stock units or shares being granted, issued or vested, the Committee will certify the extent to which any Qualifying Performance Criteria are achieved or satisfied, and the number of deferred stock units or shares of common stock that will be granted, issued or vested under the DSU Plan as a result of achieving or satisfying those criteria. Notwithstanding satisfaction of any Qualifying Performance Criteria, the number of deferred stock units or shares granted, issued or vested under any such arrangement may be reduced by the Committee in its sole discretion.

As specified in the DSU Plan as amended, the term “Qualifying Performance Criteria” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue , (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) integration and/or penetration of the market.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) mergers, acquisitions and divestitures, (v) accruals for reorganization and restructuring programs and (vi) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or 10-Q for the applicable year.

Maximum Qualifying Amounts Payable

The amendments to the DSU Plan provides that the aggregate number of deferred stock units or shares of common stock that may be granted or issued under or subject to any bonus arrangement that is authorized by the Compensation Committee during any fiscal year for any one participant shall not exceed 200,000. This share limitation is subject to adjustment for stock splits, dividends, mergers or other changes in the capitalization or terms of Company common stock. The Company’s annual bonus plan, called the Watson Wyatt & Company Holdings Incentive Compensation Plan, has a separate formula-based limit that was approved by our stockholders at our 2005 Annual Meeting so that amounts paid under it (including amounts paid in the form of units or common shares issued under the DSU Plan) can qualify as performance-based compensation for purposes of Section 162(m). Therefore, the share limitation set forth in the DSU Plan as described in this paragraph does not apply with respect to and is not reduced by any issuance of deferred stock units or common shares that is made under the DSU Plan in payment of a bonus arrangement established under the Watson Wyatt & Company Holdings Incentive Compensation Plan (or under any other stockholder approved plan that the Company may establish in the future). The share limitation set forth in the DSU Plan as described in this paragraph applies only to an arrangement that is intended to qualify as performance-based compensation under Section 162(m) of the Code pursuant to the DSU Plan.

Operation of the DSU Plan

In addition to the bonus arrangement discussed above, the Company operates its long-term bonus arrangement, called the Performance Share Bonus Incentive Program (the “SBI Program”), through the DSU Plan. Compensation awarded for 2008 under this is program is discussed under “Long-Term Incentive Compensation: Performance Share Bonus Incentive Program” in the Compensation Discussion and Analysis on page 30 and in the tables captioned “Grants of Plan-Based Awards in Fiscal Year 2008,” “Outstanding Equity Awards at 2008 Fiscal Year-End” and “Stock Vested During Fiscal Year 2008” on pages 37 to 39. Stockholder approval of the DSU Plan as amended will allow amounts awarded under this program to avoid the deduction limitation of Section 162(m). The Compensation Committee may also establish new compensation programs or arrangements or administer other existing compensation programs to operate under the DSU Plan in a manner that will allow amounts payable under such programs to avoid the deduction limitation of Section 162(m). Under the DSU Plan, each participating employee has an account established in his or her name, and the Compensation Committee determines the portion of any form of bonus that will be awarded in stock units in lieu of cash. Each stock unit is allocated and paid by crediting stock units to the employee’s account. The Compensation Committee may (but is not required to) provide a vesting schedule for the stock units at the time the stock units are granted or under an agreement between the Company and the employee. Unless deferred as described below, stock units that vest are paid by delivery of one share of common stock for each stock unit, rounding any fractional stock unit up to the nearest whole share. If settlement of stock units in shares of common stock is prohibited or impractical under the laws of the applicable jurisdiction, the Company may pay cash in an amount equal to the current market value of shares of common stock that would have been delivered, valued as of the vesting date.

If and when the Company pays cash dividends, a participating employee’s account will be credited with the number of additional stock units determined by multiplying the per share amount of the cash dividend by the number of units in the account on the record date for the cash dividend and dividing that result by the current market value per share of common stock on the record date. If a participating employee’s account has been reduced to zero between the record and payment dates, the dividend amount will be payable in cash and will be determined by multiplying the per share amount of the cash dividend by the portion of the account that is payable on the record date for the dividend.

If permitted by the Compensation Committee, the settlement of any stock units may be deferred at the option of the employee by providing an election to the Committee by such date as the Committee may establish. Any such election shall be in accordance with the requirements of Section 409A of the Code. In addition, to the extent that the Company reasonably anticipates that payment of stock units at the time elected by the employee or otherwise provided under the DSU Plan would be nondeductible to the Company due to the application of Section 162(m) of the Code, payment of those stock units shall be delayed until the employee's separation from service from the Company or, if earlier, in the calendar year in which the Company first reasonably anticipates that payment of the deferred amount will not result in the loss of a deduction as a result of the application of Section 162(m) of the Code.

In order to qualify for deductibility under Section 162(m), amounts awarded under the SBI Program for fiscal 2009 are subject to stockholder approval of the DSU Plan as amended, to the extent that the recipient of any such award is a person who is subject to Section 162(m) with respect to such award. The table below shows the SBI Program awards that were made during fiscal year 2009 with respect to each person who was a named executive officer for fiscal year 2008, and for all other executives and for all non-executive participants as a group.

			Estimated Future Payouts Under
			Equity Incentive Plan Awards(1)			Grant Date
		Grant	Threshold	Target	Maximum	Fair Value of
	Grant	Approval	(#)	(#)	(#)	Stock Awards
Name	Date	Date				($)
Haley	7/1/08	9/11/08	7,786	25,951	44,117	1,372,548

Millay	7/1/08	9/11/08	1,829	6,094	10,360	322,312

Meehan	7/1/08	9/11/08	1,530	5,097	8,665	269,580

Wickes	7/1/08	9/11/08	1,530	5,097	8,665	269,580

Ramamurthy	7/1/08	9/11/08	1,131	3,768	6,406	199,283

All Other	7/1/08	9/11/08	2,514	8,377	14,242	443,060
Executive
Officers
All Non-	7/1/08	9/11/08	1,117	3,723	6,330	196,909
Executive
Participants

Amendment and Termination

The DSU Plan may be amended or terminated by the Board of Directors, or by a committee of the Board if permitted pursuant to Rule 16b-3 under the Exchange Act, provided that no amendment or termination may be made that would adversely affect the right of a participant to the balance in his or her account at the time of the amendment or termination and no amendment may materially increase the number of shares that may be issued under the DSU Plan without the approval of the Company's stockholders.

Change in Control

In the event of a change in control of the Company, with respect to stock units that were earned and vested as of December 31, 2004 but which have been deferred, the Compensation Committee may accelerate the payment of such stock units, provide for the payment of stock or cash under the DSU Plan, or make adjustments or modifications to any award of stock units, employee’s account or election with respect to the employee's account, or any other rights of an employee under the DSU Plan, as the committee deems appropriate to maintain and protect the rights and interests of the employee. With respect to stock units that were not earned and vested as of December 31, 2004, upon a change in control (but only to the extent that such change in control also qualifies as a change in the ownership or effective control of the Company within the meaning of Section 409A of the Code), the Committee shall accelerate the vesting of stock units under the DSU Plan and shall provide for the immediate payment of stock units in stock or cash.

Federal Income Tax Consequences

The following general summary describes the typical U.S. federal income tax consequences of stock units granted under the DSU Plan based upon provisions of the Code as in effect on the date hereof, current regulations promulgated and proposed thereunder, and existing public and private administrative rulings of the Code, all of which are subject to change (possibly with retroactive effect). This discussion is not intended to be a complete analysis and discussion of the federal income tax treatment of the DSU Plan, and does not discuss estate or gift taxes or the income tax laws of any municipality, state, or foreign country.

An employee who receives a stock unit will not recognize any taxable income at the time the stock unit is granted. The employee will recognize ordinary income at the time shares are actually distributed to him or her under the DSU Plan. The amount of ordinary income recognized by the employee will be the current market value of the shares, valued at the time shares are transferred to the employee. The ordinary income recognized by an employee with respect to a stock unit will be subject to both wage withholding and other employment taxes, which at the option of the Company, may be satisfied by withholding shares of common stock issuable to the employee or by permitting the employee to tender other shares of common stock, valued at their current market value as of the date that the tax withholding obligation arises.

An employee will recognize capital gain or loss on a sale or exchange of the shares of common stock received under the DSU Plan. The gain or loss will equal the difference between the proceeds of the sale and the amount that was taxable to the employee as ordinary income, as described above. The gain or loss will be long-term capital gain or loss if an employee held the shares for more than one year after the shares were transferred to the employee.

In the year in which the employee is taxed, the Company will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee with respect to the shares or cash paid to the employee, provided that the deduction is not subject to the limitations of Sections 162(m) and 280G of the Code. Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1,000,000 per named executive officer per taxable year (including any deduction with respect to the receipt of a stock unit). However, the limitation under Section 162(m) will not be applicable to compensation received under the DSU Plan to the extent that stockholders approve the DSU Plan as amended under this Proposal and the compensation is otherwise structured to satisfy Section 162(m).

To satisfy Section 162(m), awards granted under the DSU Plan must be approved by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations). In addition, the performance criteria must be set by a committee consisting solely of two or more “outside directors” within the first ninety (90) days of the service period, and the extent to which amounts payable under the performance criteria must likewise be certified by the committee. The limitation of Section 162(m) also does not apply if the payout of stock units is deferred pursuant to the Company's Senior Officers Deferred Compensation Plan. Section 280G of the Code denies an income tax deduction to the employer and Section 4999 of the Code imposes a 20 percent excise tax on the employee for payments to certain employees when the payments are contingent upon a "change in control" of the Company (as defined in Section 280G of the Code) and their value exceeds three times the individual's "base amount" (generally, the individual's average annual taxable compensation for the five calendar years preceding the change in control). With respect to the DSU Plan, payments that vest or are accelerated as a result of a "change in control" of the Company may be subject to the provisions of Sections 280G and 4999 of the Code.

The DSU Plan has recently been amended to satisfy the requirements of Section 409A of the Code and is intended to be operated in accordance with the requirements of Section 409A. Failure to comply would result in significant penalties and interest for the individual but would not affect the Company’s tax deduction for deferred compensation.

Vote Required

The affirmative vote of a majority of the votes of holders of the common stock present in person or by proxy at the Annual Meeting is required for adoption of Proposal No. 3.

The Board of Directors Recommends that Stockholders vote FOR Proposal No. 3 to Approve Amendments to the 2001 Deferred Stock Unit Plan For Selected Employees, As Amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company concerning the shares of Class A common stock beneficially owned, as of September 29, 2008, by (i) the Directors during the last fiscal year and nominees for Director of the Company; (ii) the executive officers named in the Summary Compensation Table herein under “Executive Compensation;” and (iii) all executive officers and Directors as a group. Except as otherwise indicated in the footnotes to the table below, the Company believes that the beneficial owners of the common stock, based on information furnished by such owners, have sole investment power and voting power with respect to such shares.

	Number of Outstanding Shares Beneficially
	Owned on September 29, 2008

Name of Beneficial Owner	Number and Class	Percent of Class (a)

	Class A	Class A
John J. Haley (b)	95,329	*
Roger F. Millay	0	*
Carl D. Mautz (c)	11,045	*
Gene H. Wickes (d)	64,140	*
Kevin L. Meehan (e)	39,691	*
Chandrasekhar Ramamurthy (f)	171,411	*
John J. Gabarro	12,809	*
R. Michael McCullough (g)	6,400.64	*
Brendan R. O’Neill (h)	2,597.34	*
Linda D. Rabbitt (h)	12,706.34	*
Gilbert T. Ray (i)	9,876.33	*
John C. Wright (i)	13,875.33	*

All Directors and executive
officers as a group: 22	723,662.57	1.7%
____________________

(a)	Beneficial ownership of 1 percent or less of all of the outstanding common stock is indicated with an asterisk (*).

(b)	Ownership includes 14,252 shares that were deferred but are treated as beneficially owned and does not include 150,623.98 deferred stock units.

(c)	Mr. Mautz retired from the Company effective August 29, 2008.

(d)	Ownership does not include 15,199.58 deferred stock units.

(e)	Ownership does not include 5,259 deferred stock units.

(f)	Messrs. Ramamurthy, Dow and Brook are voting members of Ringley House LLP, formerly known as Watson Wyatt LLP. The beneficial ownership figures above do not include 25,000 shares held by Ringley House LLP, in which Messrs. Ramamurthy, Dow and Brook may be deemed to share beneficial ownership by virtue of their status as voting members. Those shares were retained by Ringley House LLP following the transaction with the Company that is described under “Certain Relationships and Related-Party Transactions.”

(g)	Ownership includes 3,900.64 shares that were deferred but are treated as beneficially owned.

(h)	Ownership includes 2,152.34 shares that were deferred but are treated as beneficially owned.

(i)	Ownership includes 1,300.33 shares that were deferred but are treated as beneficially owned.

Security Ownership Of Certain Beneficial Owners

The following table sets forth information known to the Company concerning the shares of Class A common stock beneficially owned, as of June 30, 2008, by entities that have reported beneficial ownership of greater than five percent.

	Number of Outstanding Shares Beneficially
	Owned as of June 30, 2008

Name of Beneficial Owner	Number and Class (a)		Percent of Class

		Class A
	Class A (b)	(Options)	Class A
Marathon Asset Management LLP	2,244,524 (b)	0	5.19
Barclays Global Investors UK	2,242,235 (c)	0	5.18
Holdings Ltd

(a)	Pursuant to current regulations of the SEC, securities must be listed as beneficially owned by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon exercise of a stock option or warrant, conversion of a convertible security or otherwise. The information contained in this table has been included solely in reliance upon and without independent investigation of, the disclosures contained in the schedules and forms referenced in the footnote below.

(b)	As reported by Marathon Asset Management LLP (“Marathon”) in its report on Form 13F filed with the SEC for the quarter ended June 30, 2008, Marathon has shared investment discretion with respect to all of such shares and discloses that it shares voting authority over 1,625,524 shares and no voting authority over 619,000 shares.

(c)	As reported by Barclays Global Investors UK Holdings Ltd (“Barclays”) in its report on Form 13F filed with the SEC for the quarter ended June 30, 2008, Barclays disclosed the following: (i) Barclays Global Investors Ltd had defined investment discretion with respect to 46,475 shares and sole voting authority with respect to 1,500 shares and no voting authority with respect to 44,975 shares; (ii) Barclays Global Investors N.A. had defined investment discretion with respect to 921,587 shares and sole voting authority with respect to 794,288 shares and no voting authority with respect to 127,299 shares; and (iii) Barclays Global Fund Advisors had defined investment discretion with respect to 1,274,173 shares and sole voting authority with respect to 892,978 shares and no voting authority with respect to 381,195 shares.

Biographical Information for other Executive Officers of the Company

Walter W. Bardenwerper (age 57) has served as Vice President and General Counsel since joining Watson Wyatt in 1987 and has served as Secretary since 1992. Mr. Bardenwerper was a Director of Watson Wyatt & Company from 1992 to 1997. He is also a Director of Professional Consultants Insurance Company. Mr. Bardenwerper was previously an attorney with Cadwalader, Wickersham & Taft and Assistant General Counsel and Secretary of Satellite Business Systems. He has a B.A. with Honors in Economics from the University of Virginia and a J.D. from the University of Virginia Law School.

Philip G.H. Brook (age 52) has served as Vice President and Global Practice Director, Insurance & Financial Services since the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP in July 2005. Mr. Brook joined Watson Wyatt LLP in 1991 and was a member of Watson Wyatt LLP from 1992 to 2005. Mr. Brook was previously Global Head of Watson Wyatt LLP Insurance & Financial Services practice. In his role as Global Practice Director, Insurance & Financial Services, Mr. Brook leads a team of around 400 associates in 18 countries across Europe, Asia and the Americas. He is also the account manager for a number of Watson Wyatt Limited multinational financial services clients and has held management positions with the Insurance & Financial Services practice and the wider firm for a number of years. Prior to joining Watson Wyatt LLP, Mr. Brook worked for M&G Re for 12 years, where he qualified as a Fellow of the Institute of Actuaries in 1984. During his career at Watson Wyatt, Mr. Brook has worked on a wide range of international insurance projects, many of which have been merger or acquisition transactions or projects of a financial management nature. Mr. Brook holds an honours degree in Mathematics from Cambridge University.

Robert J. Charles (age 43) has been a Vice President and the Regional Manager (Asia-Pacific) since 2007. Mr. Charles was previously the Managing Consultant for Watson Wyatt’s Hong Kong Office and the Regional Practice Leader for the Benefits Practice in Asia-Pacific, where he held these posts for three and four years respectively. Mr. Charles has also worked in India as the Office Practice Leader for Watson Wyatt India, where he led the integration for a new acquisition. He started his career as a consulting actuary in Watson Wyatt’s Reigate office in 1987 and later became the Operations Manager for the London Benefits team. Mr. Charles was appointed a Partner of Watson Wyatt in Europe in 1999. He is a frequent speaker at conferences on pension reforms, is a Fellow of the Institute of Actuaries (UK) and holds a first class honours degree in mathematics from Oxford University.

David M.E. Dow (age 49) has served as Vice President and Global Practice Director of the Technology and Administration Solutions (TAS) Group since the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP in July 2005. Mr. Dow started his career with KPMG and qualified as a Chartered Accountant in 1983. He was a consultant with Schroders for five years and joined The Wyatt Company in 1988 as a consultant in the financial services business. Since then, Mr. Dow has had a number of lead roles in both consulting and operations activities in Watson Wyatt. He was Managing Director of Wyatt Financial Services Ltd from 1990 to 1995 and Partner and Head of Practice for the Financial Services Group of Watson Wyatt Partners following the global alliance in 1995. Mr. Dow became Head of Practice for Benefits Administration in 1998 and Vice President and Global Practice Director for TAS in 2005. Mr. Dow also held Partnership Board and Finance Committee roles within Watson Wyatt LLP.

Jeffrey J. Held (age 54) has served as a Vice President since 2002 and as Chief Information Officer since 2001. Mr. Held was also recently appointed Chief Information Security Officer. Mr. Held joined Watson Wyatt in 2001 as Chief Technology Officer. Prior to joining Watson Wyatt, Mr. Held was a partner at Ernst & Young Consulting, where he was Chief Technology Officer for the Americas consulting practice and focused on providing technology solutions for the investment banking and securities sectors. Mr. Held received his B.S. and M.S. degrees in Electrical Engineering and Computer Science from MIT.

Carl A. Hess (age 47) has served as Vice President and Global Practice Director, Investment Consulting since 2008. Prior to this, Mr. Hess served as Americas Practice Director, Investment Consulting from 2006 and as U.S. East Division’s Investment Practice Leader from 2004 to 2006. Mr. Hess joined Watson Wyatt in 1989 as a senior consulting actuary. Prior to joining Watson Wyatt, he worked for two other consulting firms and an insurance company. Mr. Hess has responsibility for a number of Watson Wyatt’s major investment clients, advising them on all investment issues. He also serves on the board of the Homer Laughlin China Company and its subsidiaries. Mr. Hess is a Fellow of the Society of Actuaries and a Chartered Enterprise Risk Analyst. He has a B.A. degree cum laude in Logic from Yale University.

Robert J. McKee (age 46) has served as Vice President and Global Director of Marketing since 2006. Mr. McKee joined Watson Wyatt in 1992 and was named Director of Marketing for Watson Wyatt & Company in 1998. Mr. McKee is responsible for: marketing strategy, planning and research; brand management; marketing communications and public relations; web-based marketing; and sales support. Prior to joining Watson Wyatt, Mr. McKee held marketing and public relations roles at Towers Perrin and at the Guardian Life Insurance Company of America. He has an A.B. degree from Columbia University.

Kevin L. Meehan (age 63) has served as Regional Manager (North America) since 2006, as a Vice President since 1994 and was a Director from 1999 to 2002, and again from 2007 to 2008. Mr. Meehan joined Watson Wyatt in 1983, and has been instrumental in developing our Government Consulting Services initiative, our flexible benefits operations, our Human Resources Technologies Group and our Account Management system. Mr. Meehan has been a speaker on employee benefits tax and legal issues, and has testified before the IRS, the Department of Labor and Committees of Congress on employee benefit plan issues. Mr. Meehan has a B.A. from the College of the Holy Cross and a J.D. from St. John's University Law School.

Stephen E. Mele (age 58) has served as Vice President and Chief Human Resources Officer since 2007. Mr. Mele was most recently the Chief People and Technology Officer at Mercer HR Consulting, having previously worked at Prudential International as VP Human Resources. Earlier, he had been the Group Head for Human Resources Operations at Standard Chartered Bank and prior to that was HR Director at Clearstream and at Schlumberger. In particular he has lived and worked in North America, the UK and continental Europe. Mr. Mele received his B.S. in Business Administration from Fairleigh Dickinson University.

Roger F. Millay (age 51) has served as Vice President and Chief Financial Officer since August, 2008. Prior to this, Mr. Millay was with Discovery Communications LLC, a global cable TV programmer and digital media provider since 2006, where he served as Senior Executive Vice President and Chief Financial Officer. At Discovery he was responsible for the global financial functions, including accounting, treasury, budgeting, audit and tax. Prior to this, Mr. Millay was Senior Vice President and Chief Financial Officer with Airgas, Inc., an industrial gases and supplies distributor and producer from 1999 to 2006. Mr. Millay has over 25 years of experience in financial officer positions, including roles at Arthur Young & Company, Citigroup, and GE Capital. He holds a B.A. degree from the University of Virginia, an M.S. in Accounting from Georgetown University's Graduate School of Business and is a Certified Public Accountant.

Peter E. Mills (age 50) has served as Vice President and Regional Manager (Latin America) since 2005, and has been with Watson Wyatt since 1988, most recently as Watson Wyatt’s Latin America Region Retirement Practice Leader. Before that, Mr. Mills was a Senior Consultant for Watson Wyatt in its Latin America and Caribbean region. He worked as a project manager and account manager, and consulted for clients throughout the region. Mr. Mills has over 20 years of professional experience. He graduated from the University of Connecticut in 1980 with a B.S. degree in Mathematics and is a Fellow of the Society of Actuaries, a member of the American Academy of Actuaries, a member of the Actuarial Association of Colombia, and an Enrolled Actuary.

Paul E. Platten (age 55) has been Vice President and Global Practice Director of the Human Capital Group since 2005 and served as the Managing Consultant for the Boston, Massachusetts office of Watson Wyatt Worldwide from 2003 to 2005. He joined Watson Wyatt in June 2000 as the National Practice Leader of Strategic Rewards, specializing in executive compensation and strategic human resource issues. Mr. Platten has spent more than 20 years working with organizations to develop pay and performance programs that effectively link with strategic goals and cultural values. Prior to joining Watson Wyatt, Mr. Platten was the partner in charge of the PricewaterhouseCoopers LLP Boston Global HR Solutions practice. For 15 years prior to joining PricewaterhouseCoopers, Mr. Platten was part of the Hay Group as Vice President and Managing Director of Eastern Operations. Mr. Platten is a frequent lecturer at the American Bar Association and World at Work. He is co-author of the book People, Performance and Pay, which has been translated into three languages. Mr. Platten holds a B.S. degree in Psychology from Boston College and a Ph.D. degree in Industrial and Organizational Psychology from New York University.

Chandrasekhar Ramamurthy (age 52), known as Babloo Ramamurthy, has served as Vice President, Regional Manager (Europe) since 2005 and served as a Director from 2005 to 2008. He joined The Wyatt Company in 1977. Following the establishment of the global Watson Wyatt Worldwide alliance in 1995, Mr. Ramamurthy became a partner of Watson Wyatt LLP. Mr. Ramamurthy has been based primarily in London, although between 1983 and 1986 he transferred to the international benefits and compensation consulting team based in the New York region, where he dealt primarily with the head offices of US multinational companies. Since returning to Europe, Mr. Ramamurthy has been the account manager for a number of the firm’s major clients in the UK, advising on a broad range of human capital and employee benefits issues both in the UK and overseas. Mr. Ramamurthy was the Head of the European Benefits Consulting Practice from 1999 to 2004, before being appointed Managing Partner of Watson Wyatt LLP in 2004, and has also served on Watson Wyatt LLP’s Partnership Board. Mr. Ramamurthy holds an honours degree in Mathematics from King’s College, London.

Gene H. Wickes (age 55) has served as a Director from 2002 until 2007, as a Vice President since 2002, and has been the Global Director of the Benefits Practice since 2005. Prior to this, Mr. Wickes was the Global Retirement Practice Director in 2004 and the U.S. West Division’s Retirement Practice Leader from 1997 to 2004. Mr. Wickes joined Watson Wyatt in 1996 as a senior consultant and consulting actuary. He assists clients with their retirement and executive benefit issues. Prior to joining Watson Wyatt, he spent 18 years with Towers Perrin, a human resources consulting firm, where he assisted organizations with welfare, retirement, and executive benefit issues. Mr. Wickes is a Fellow of the Society of Actuaries and has a B.S. in Mathematics and Economics, an M.S. in Mathematics and an M.S. in Economics, all from Brigham Young University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and Directors, among others, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company assists the Company’s executive officers and Directors in preparing initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and Directors, the Company believes that all of its executive officers and Directors filed required reports on a timely basis under Section 16(a) during fiscal year 2008, except that the Company filed late reports on behalf of the following persons as follows: (i) one late report on Form 4 for one transaction, was filed on behalf of Mr. Brook regarding the sale of shares due to inaccurate reporting from the brokerage firm that executed the transaction; (ii) three late reports on Form 5, each for one transaction, were filed on behalf of each of Mr. Haley and Mr. Wickes and two late reports, each for one transaction, were filed on Form 5 on behalf of Mr. McCullough, Mr. O’Neill, Mr. Ray, Ms. Rabbitt and Mr. Wright due to the Company’s delay in realizing there was a reporting requirement for the reinvestment of dividend equivalent shares; (iii) one late report, each for one transaction, was filed on Form 4 on behalf of Mr. Brook, Mr. Charles, Mr. Dow, Mr. Ramamurthy and Mr. Urwin regarding their receipt of shares from Ringley House LLP; and (iv) one late report was filed on behalf of Mr. Haley on Form 5/A due to an administrative error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Related Party Transactions Policy (the “Policy”) is designed to avoid entering into transactions with directors, executive officers, immediate family members and certain other persons with specified relationships to the company (a “Related Person”) except where clearly consistent with the interests of the Company and appropriately vetted and approved. This Policy is set forth in writing and administered by the Audit Committee and applies to any transaction or relationship or series of similar transactions arrangements or relationships with a Related Person. Under the Policy the Chief Financial Officer (“CFO”) shall seek approval of the Audit Committee for any proposed transaction with a Related Person of which he is informed or becomes aware. The Audit Committee will review the proposed transaction for approval, ratification or other appropriate action. Based on its consideration of all the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If the CFO becomes aware of an existing transaction with a Related Person which has not been approved in advance under the Policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate any options available, including ratification or take other appropriate action.

Related Party Transactions

Watson Wyatt LLP

In connection with the acquisition of our long-term alliance partner, Watson Wyatt LLP, in July 2005, consideration paid for the assets acquired from Watson Wyatt LLP consisted of 9,090,571 shares of common stock and £88.3 million in cash in pounds sterling. 1,950,000 shares of the common stock were delivered as acquisition consideration during fiscal year 2008 (such delivery was contingent upon the achievement of financial performance goals by Watson Wyatt LLP’s former business for the year ended June 30, 2007). The terms of the acquisition were determined on the basis of arm’s length negotiations. Upon consummation of the acquisition, the alliance arrangements were restated and amended (removing the majority of the operative provisions), and Watson Wyatt LLP changed its name to Ringley House LLP.

Messrs. Brook, Dow, Ramamurthy and Urwin, each of whom was an executive officer of the Company during fiscal year 2008, were and remain voting members and members of the management of Watson Wyatt LLP, now known as Ringley House LLP. Mr. Urwin’s term as a Director of the Company ended in November 2007 and his term as an executive officer ended June 30, 2008. Mr. Ramamurthy served as a Director of the Company during fiscal years 2007, 2008 and a portion of fiscal year 2009 and still serves as an executive officer.

Immediately after the acquisition, Ringley House LLP transferred to its voting members, including Messrs. Brook, Dow, Ramamurthy and Urwin, stock and cash consideration received from the Company in the acquisition. As a condition to receiving shares of common stock, each voting member, including Messrs. Brook, Dow, Ramamurthy and Urwin, agreed to contractual restrictions on the transfer of such shares.

The issuance of the 1,950,000 shares during fiscal year 2008 did not require review, approval or ratification under the Company’s Related Party Transaction Policy. This issuance was previously approved by the Board of Directors and disclosed to stockholders in connection with the acquisition of Watson Wyatt LLP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our executive compensation philosophy and the elements of our executive compensation program with regard to fiscal year 2008 are summarized below:

  The main objectives of the Company’s executive compensation program are attracting, motivating and retaining the best executives and aligning their interests with our strategy of maximizing stockholder value.

  The elements of our executive compensation program include base salary, supplemental performance-based awards in the form of fiscal year-end bonuses, and long-term incentive opportunities.

  Our Compensation Committee (the “Committee”) is responsible for evaluating and setting the compensation levels of our executive officers. In setting compensation levels for executives other than the CEO, the Committee solicits the input and recommendations of our CEO, John J. Haley.

  Revenue growth and earnings per share are the primary quantitative metrics used by the Committee to determine performance-based components earned during the fiscal year. The compensation decisions reported herein reflect the Company’s superior performance during fiscal year 2008 with respect to both metrics. Specifically, Watson Wyatt achieved revenue growth, ignoring the impact of acquisitions, of 8.1% over the prior year on a constant currency basis and a 34.6% increase in earnings per share.

  Prior to fiscal year 2008, total target and actual direct compensation levels for the Company’s named executive officers compared lower than those of its peer group, primarily because of lower long-term incentive targets but also because of lower annual incentive targets. Because the Company’s executive compensation program has higher fixed-cost elements such as salaries and pension value, it has lower pay-for-performance risk. As a result, this has led the Committee to target total direct compensation lower than otherwise warranted by our size and performance.

  Based on the Company’s sustained performance year over year relative to its peer group, the Committee deemed it appropriate for annual incentive compensation for our named executives to be higher for fiscal year 2008 as a percentage of target. Where warranted by high individual sustained performance, the Committee determined that annual incentive compensation for fiscal year 2008 should be demonstrably higher than for the prior fiscal year. As a result, for fiscal year 2008 the Committee chose to reward our named executive officers’ sustained positive performance by awarding significant fiscal year-end bonuses as a percentage of target.

  The Committee will continue to consider all relevant competitive factors in determining compensation for our named executive officers.

Overview

Our Compensation Discussion and Analysis will provide you with an overview and analysis of (i) our compensation programs and policies for certain of our executive officers identified below; (ii) the material compensation decisions we have made under those programs and policies as reflected in the executive compensation tables that appear later in this Proxy Statement; and (iii) the material factors that we considered in making those decisions.

Later in this Proxy Statement, under the heading “Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in fiscal year 2008 to the following individuals, whom we refer to as our named executives:

  John J. Haley, President, Chief Executive Officer, Chairman of the Board and Director
  Carl D. Mautz, Vice President and Chief Financial Officer
  Kevin L. Meehan, Vice President and Regional Manager (North America) and Director
  Gene H. Wickes, Vice President, Global Director of the Benefits Practice
  Chandrasekhar (Babloo) Ramamurthy, Vice President and Regional Manager (Europe) and Director

The discussion below is intended to help you understand the detailed information provided in those tables and to put that information into context within our overall compensation program.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to:

1.

Attract, motivate and retain the most highly qualified and capable executives by providing competitive compensation based on individual and Company performance.

We seek to compensate all of our executives fairly on a global basis and on a basis that reflects the Company’s performance relative to its key competitors. Toward this end, we provide competitive base compensation, supplemented with variable compensation based on individual achievement of annual results and, for select senior executives, long-term results. As discussed below, we tie both annual and long-term compensation to quantitative and qualitative performance assessments that impact our success in the marketplace.

2.

Align executive compensation with the Company’s overall business strategies and values.

We apply our compensation objectives to all of our executives. In implementing our compensation objectives, we take into consideration the Company’s business strategy and prevailing market conditions. Specifically, our executive compensation program is designed to reinforce business goals identified through our Performance Development Process and our Horizon initiatives.

Our Performance Development Process is an annual three-phase performance management cycle comprised of planning, a mid-year review and a year-end review. It is designed to align our employees’ (whom we refer to as our associates) performance goals to business priorities, develop their ability to achieve their goals, and recognize and reward their business results based on fair and accurate measurement.

Horizon is the Company’s strategic plan for attaining its vision of market leadership in the human capital consulting profession. Factors included in the strategic plan take into account our market share gains, the prioritization and allocation of our financial investments and resources based on contribution to market leadership, effectiveness in enhancing our organizational structure, and the achievement of strategic acquisitions.

3.

Focus management on maximizing stockholder value.

We also believe that the best way to directly align the interests of our named executives with the interests of our stockholders is to ensure that our named executives acquire and retain an appropriate level of stock ownership throughout their careers with us. Our compensation program pursues this specific objective in three ways: (i) through our Performance Share Bonus Incentive Program (discussed below); (ii) by paying 25 percent of annual fiscal year-end bonuses to our named executives and other senior executives in the form of equity; and (iii) through our stock ownership guidelines for our named executives, as described in more detail below.

4.

Foster an ownership approach among our executives and reward their focus on long-term objectives.

For our named executives, a portion of their potential total direct compensation is delivered through our Performance Share Bonus Incentive Program, which is a long-term performance-based arrangement that pays out in Company stock based on the achievement of performance goals over a three-year period. The Performance Share Bonus Incentive Program combines the elements of basing compensation on corporate performance, focusing on stockholder value, and rewarding long-term results.

When implementing our compensation program, the level of our named executives’ compensation is determined primarily based upon (a) an internal pay equity analysis that takes into account the named executive’s level of responsibility and function within the Company; (b) the extent to which the named executive has helped drive the achievement of financial and strategic goals that impact stockholder value; (c) the overall performance and profitability of the Company; and (d) our assessment of the competitive marketplace, including a comparison against what we deem to be our peer group of companies. With the exception of Mr. Ramamurthy, who entered into an employment agreement with the Company in connection with the acquisition of the Company’s long-term alliance partner, Watson Wyatt LLP, in August of 2005, we do not maintain employment agreements with any of the named executives.

How We Determine and Assess Executive Compensation

The Compensation Committee is responsible for evaluating the compensation levels for each of the named executives of the Company and for administering the Company’s cash- and equity-based incentive plans. The Committee engages an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic Cook”) and, in setting compensation levels for executives other than the CEO, solicits the input and recommendations of our CEO, John Haley. Frederic Cook periodically reviews the Company’s total compensation philosophy, target peer group and target competitive positioning for reasonableness and appropriateness; conducts competitive analyses of executive and director compensation for the chosen peer group and reports on findings to the Committee; and reviews the Company’s total executive compensation program on behalf of the Committee, in cooperation with management, and advises the Committee of changes that could be made to better reflect evolving best practices and improve effectiveness. For fiscal year 2009, the Compensation Committee will institute a formal process for conducting an annual assessment of its independent compensation consultant.

In making its determinations, the Committee relies on publicly available information, commissioned survey data, and its knowledge of the market for key executives. The Compensation Committee takes this peer data information into account and generally seeks to provide competitive pay by targeting total direct compensation opportunities for our named executives between the 50th and 75th percentiles relative to a peer group, but the Compensation Committee does not target a particular peer group percentile for particular elements of compensation. The peer group was selected by the Compensation Committee based on the recommendations of Frederic Cook and input from management on the comparability of the business operations of potential peer group companies, and is re-evaluated annually.

The peer group companies include those few public companies with human resources consulting lines of business. Because many of the Company’s direct competitors are privately owned (e.g., Towers Perrin and the Hay Group) or are subsidiaries of larger public companies (e.g., Mercer Human Resource Consulting and Buck Consultants), the number of direct competitors for which public information is available for peer group comparison is limited. Therefore, additional peer group companies in the consulting, staffing and professional services businesses are selected using the following criteria: (a) reasonably comparable size (based on revenue and market capitalization); (b) positive earnings before interest, taxes, depreciation and amortization (EBITDA); (c) high human capital/low financial capital business model; (d) creative/innovative business product; (e) highly skilled employee base; (f) deemed a “comparable” by securities firms providing research coverage; and (g) global reach.

For conducting a competitive assessment of the compensation levels of each of its named executives in fiscal year 2008, the Compensation Committee approved a new peer group of 11 companies, with comparisons made separately against a sub-set of five “primary” companies considered to be most similar to the Company. The 11 companies comprising the combined peer group for fiscal year 2008 are as follows:

Primary Peers	Secondary Peers
• FTI Consulting	• Aon
• Hewitt Associates	• CIBER
• Hudson Highland	• Convergys
• Navigant Consulting	• Gartner
• Perot Systems	• Huron Consulting
• Resources Connection

	Position Relative to Watson Wyatt (Fiscal Year 2007)
	Annual Revenue	Market Capitalization	Number of
	($mil)	($mil)	Employees
Median Size: Primary	1,179	1,966	3,600
Median Size: Combined	1,179	1,966	4,101

• Watson Wyatt	1,487	2,452	6,600

Watson Wyatt is above median in size (65th percentile based on average size) compared to the primary peer group and the combined peer group. An analysis performed for the Company by Frederic Cook compared the compensation percentile ranks for our named executive officers versus the combined peer group for 2007. The analysis revealed that the Company’s base salaries continued to compare above median, which the Committee believes is appropriate given the Company’s percentile rank based on average size. Actual 2007 bonuses compared relatively lower than those of the peer group, but actual total cash compensation was still generally above median when viewed on a high-paid rank-order basis.

The value of long-term incentive compensation compared low, generally falling between the 25th percentile and the median, with the result that total direct compensation was at or below the median for most of our named executive officers. However, Watson Wyatt is one of only a few companies with a defined benefit pension plan when compared to our peer group, and including the change in pension value in actual total compensation increases the competitiveness of the Company’s total compensation, sometimes dramatically. Although Mr. Ramamurthy does not participate in our U.S.-based pension plan and thus does not benefit from a change in pension value in the same manner as the other named executives, he does receive a benefits allowance each year (discussed below) that is intended to provide for various employee benefits, including pension benefits.

Based on these findings, the Committee believed that total direct compensation for our named executives should continue to be positioned at or below the median for our named executive officers. As a result, the Committee did not increase target incentive levels for fiscal year 2008. However, given the Company’s sustained positive performance in fiscal year 2008, the Committee felt that annual incentive compensation for our named executives should exceed target in order to reflect their strong performance during the fiscal year and, where warranted by high individual sustained performance, the Committee determined that annual incentive compensation should be demonstrably higher than for the prior fiscal year. As a result, for fiscal year 2008 the Committee chose to reward the sustained positive performance by our named executive officers by awarding significant fiscal year end bonuses as a percentage of target.

A more detailed discussion of each of the elements of our executive compensation program follows.

Elements of Our Executive Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, supplemental performance-based awards in the form of fiscal year-end bonuses, and long-term incentive opportunities, which together make up a named executive’s total direct compensation for a given fiscal year. The only component not available to all associates is the long-term incentive opportunity.

The process for determining Mr. Haley’s salary and fiscal year-end bonus is discussed in more detail below. In determining salary increases and fiscal year-end bonus payments for the named executives other than Mr. Haley, the Committee asks for recommendations from Mr. Haley. In making his recommendations for the named executives, Mr. Haley reviews each named executive’s performance against their individual Performance Development Process goals. For our named executives, these goals consist primarily of objectives addressing the financial performance and effective management of their respective business practice, region or corporate function. While this process reflects a methodical approach to evaluating the job performance of our named executives, achievement of these goals is evaluated subjectively and scored in four weighted performance domains, as described below in the discussion relating to fiscal year-end bonuses. In making his recommendations, Mr. Haley also takes into consideration the named executive’s experience, the extent to which the named executive has contributed to the Company’s success during the fiscal year, the named executive’s expected level of responsibility in the coming year, salary and bonus pool levels for the Company as a whole, peer group competitive data and relative pay levels of other Watson Wyatt associates. The following discussion will describe each of the components that comprise the total direct compensation of our named executives.

Base Salary

In order to provide a fixed level of compensation for the performance of an executive’s regular duties and some degree of security, the Company pays all of its named executives a fixed, annual base salary, which the Committee reviews and approves at the beginning of each fiscal year and which becomes effective on October 1 of each year. Base salary decisions are highly discretionary, and we do not target base salary as a particular percentage of total compensation. Mr. Haley makes salary recommendations to the Committee for the named executives other than himself.

Based upon the subjective evaluation process discussed above, Mr. Haley recommended salary increases for the other named executives that, with the exception of Mr. Ramamurthy, ranged from 2.2 percent to 3.8 percent to be effective October 1, 2007. Mr. Haley recommended a salary increase of 32.1 percent for Mr. Ramamurthy to be effective October 1, 2007. Mr. Ramamurthy’s percentage increase was significantly higher than for the other named executives due to recognition that his salary prior to October 1, 2007 did not sufficiently reflect his role as Regional Manager (Europe). Mr. Haley discussed each recommendation with the Committee and, thereafter, the Committee approved the recommended salaries.

Benefits Allowance

Each year, Mr. Ramamurthy receives a benefits allowance equal to 27% of his annual base salary. The allowance is payable to all senior associates in Europe and is intended to enable such associates to provide for employee benefits such as pension, car and private medical insurance.

Fiscal Year-End Bonuses

The Company’s named executives participate in an annual fiscal year-end bonus program, which the Company provides in order to supplement base salary and reward achievement of individual, business unit/function and/or overall Company results for the most recently completed fiscal year. Pursuant to this program, each named executive is assigned a pre-determined bonus target as shown in the table below:

Name	Target Bonus Percentage
John Haley	100.0%
Carl Mautz	62.5%
Kevin Meehan	62.5%
Gene Wickes	62.5%
Babloo Ramamurthy	50.0%

Target bonus levels for our named executives are based on their respective band levels, which generally reflect their level of responsibilities and contributions to the business. Target bonus percentage increases as an associate’s band level increases. This reflects a belief that as associates move to higher levels of responsibility with greater ability to influence the Company’s results, a higher proportion of pay should be determined to be “at risk” and dependent on Company performance. Mr. Haley’s target is higher than for the other named executives in order to reflect his greater level of responsibility and how critical his contributions are to the success of the Company. Mr. Ramamurthy’s target is lower than for the other named executives as a result of band level assignments made at the time he joined the Company in connection with the acquisition of the Company’s long-term alliance partner, Watson Wyatt LLP, in August of 2005, which took into account relative salary and bonus practices in the U.K. and had the effect of placing a lower proportion of his pay at risk and dependent upon Company performance.

The amount of fiscal year-end bonuses awarded as a percentage of target is discretionarily determined. Following the end of fiscal year 2008, Mr. Haley evaluated the performance of each of the other named executives by scoring their performance in four weighted performance domains, as follows: (i) Business practice or region (representing a qualitative assessment of their performance in leading their respective practice, region or Corporate function) – 50%; (ii) Watson Wyatt (representing a subjective judgment of their contribution to the Company as a whole during the fiscal year) – 25%; (iii) Other Goals (representing individual goals that were developed through our Performance Development Process) – 15%; and (iv) Global Matrix Group (GMG) Participation (representing their contribution as a member of the Company’s GMG) – 10%. Mr. Haley assigned a rating to each of the other named executives for each performance category, which was then applied against the weighting for the particular category as well as against the named executive’s applicable bonus funding percentage. The bonus funding percentage is subjectively allocated to each applicable practice, region or Corporate function as a result of their performance during the fiscal year. All of the scores were then totaled for each of the named executives to arrive at an overall performance rating for the fiscal year utilizing a six-point scale.

All of the named executives other than Mr. Haley were rated by Mr. Haley as either a “4 – Strong Performance,” corresponding to a funded bonus range of 90% to 110% of target under the Company’s global bonus pool; a “5 – Very Strong Performance,” corresponding to a funded bonus range of 115% to 135% of target; or a “6 – Exceptional Performance,” corresponding to a funded bonus range of 140% to 200% of target. Based on these performance ratings, Mr. Haley recommended annual bonuses ranging from 112.3 percent to 154.2 percent of target for the other named executives, as set forth below.

		Bonus
		Percentage of
Name	Area	Target
Mautz	F&A	112.34%
Meehan	North America	154.18%
Wickes	Benefits Practice	135.27%
Ramamurthy	Europe	127.27%

Mr. Haley discussed each recommendation with the Committee. The Committee has the discretion to increase or decrease each of these amounts (though not above the maximum incentive award established by the Committee, described under “Tax and Accounting Treatments of Elements of Compensation” below), but determined to approve all of the recommended payouts without adjustment.

In order to facilitate stock ownership by associates at our most senior levels, we have an equity incentive feature of our bonus program under which 25 percent of the total bonus awarded is delivered in the form of Company stock under the Company’s 2001 Deferred Stock Unit Plan for Selected Employees, which could vest based on the discretion of the Committee over two years. The number of shares granted is based on the closing share price on the grant date, which is the bonus payment date. Consistent with recent practice, the Committee exercised its discretion to grant fully vested shares for fiscal year 2008.

Long-Term Incentive Compensation: Performance Share Bonus Incentive Program

Our Performance Share Bonus Incentive Program (the “SBI Program”) advances our compensation objectives by rewarding the achievement of strategic annual performance objectives with equity awards. As a result, we have weighted our SBI Program so that it provides a significant portion of our named executives’ total direct compensation opportunity.

The target number of deferred stock units that may be earned by the named executives under the SBI Program represents a multiple of the cash portion (75 percent) of the named executive’s target bonus for the year of grant, with the multiples ranging from 2.0 for Mr. Haley to 1.0 for the other named executives. Mr. Haley’s multiple is higher because his leadership is considered by the Committee to be critical to the Company. The following table shows how the number of deferred stock units granted in FY08 under the SBI Program was determined for each of the named executives, for the performance period beginning July 1, 2007 and ending June 30, 2010.

		FISCAL						NUMBER
		YEAR-				FULL CASH		OF
	BASE	END	PORTION	CASH		EQUIVALENT	STOCK	DEFERRED
	PAY AS	BONUS	OF FYEB	PORTION OF		OF	PRICE AS	STOCK
	OF	(FYEB)	DELIVERED	TARGET		STOCK	OF	UNITS
LAST NAME	10/1/2007	TARGET	AS CASH	BONUS	MULTIPLIER	GRANT	6/30/2007	GRANTED
HALEY	$875,000	100.0%	75.0%	$656,250	2	$1,312,500	$ 50.48	26,001
MAUTZ	$470,000	62.5%	75.0%	$220,313	1	$220,313	$ 50.48	4,365
WICKES	$550,000	62.5%	75.0%	$257,813	1	$257,813	$ 50.48	5,108
MEEHAN	$550,000	62.5%	75.0%	$257,813	1	$257,813	$ 50.48	5,108
RAMAMURTHY*	$562,118	50.0%	75.0%	$210,794	1	$210,794	$ 50.48	4,176

* Ramamurthy salary at 10/1/07 = £275,000 x 2.0437 (10/1/07 exchange rate) = US$562,118

The number of deferred stock units earned is based upon the extent to which the Company meets certain performance goals set at the beginning of the three-year performance period. For the fiscal 2006 through 2008 performance period, the fiscal 2007 through 2009 performance period, and the fiscal 2008 through 2010 performance period, the Committee set financial metrics for the SBI Program because it concluded that such metrics accurately reflected the strategic performance goals for the Company and are aligned with the interests of the Company’s stockholders. The financial metrics for each of the three-year SBI Program performance periods are earnings per share growth and revenue growth.

Based on the extent to which financial and/or strategic performance metrics are achieved over a three-fiscal-year period, participants vest in between zero and 170 percent of the target number of deferred stock units, with a threshold vesting level set at 30 percent of target.

See note 2 to the Stock Vested During Fiscal Year 2008 table on page 39 for information on the formula used to determine the amount payable and the results for the fiscal 2006 through 2008 performance period.

See note 1 to the table on Grants of Plan-Based Awards in Fiscal 2008 on page 37 for more information on the formula used to determine the amount payable and the results for the fiscal 2008 through 2010 performance period.

Equity Award Policies

As discussed above, we pay a portion of annual fiscal year-end bonuses in the form of stock and also award stock under the SBI program. The calculations of the amount of equity to be awarded are performed as of the bonus payment date, in the case of annual fiscal year-end bonuses, and as of the last day of the preceding fiscal year, in the case of the SBI program. The timing of these calculations is fixed in advance so as to eliminate the opportunity for taking advantage of material nonpublic information.

Base Salary and Bonus for the Chief Executive Officer

Mr. Haley’s base salary from October 1, 2007 to September 30, 2008 was $875,000, an increase of $40,000, or 4.8 percent over his previous year’s base salary of $835,000. Effective October 1, 2008, Mr. Haley’s annual base salary was adjusted to $915,000, or 4.6 percent over his previous year’s base salary. In determining Mr. Haley’s base salary increase, the principal factors that the Compensation Committee considered were the Company’s overall financial results, Mr. Haley’s performance during fiscal year 2008, and salary levels of CEOs in the Company’s peer group.

Mr. Haley’s fiscal year 2008 bonus was approved by the Board of Directors based on the recommendations of the Compensation Committee. The Compensation Committee recommended, and the Board of Directors approved, a bonus ($1,300,000) equal to 148.6 percent of Mr. Haley’s target bonus. Below are Mr. Haley’s fiscal year 2008 performance goals, which were the principal factors taken into account in determining Mr. Haley’s base salary and bonus.

1.	Level of success in meeting the fiscal year 2008 financial plan. The Company’s financial plan for fiscal year 2008 was that revenues would increase by 9.3 percent to $1.6 billion and that earnings per share would increase by 8.9 percent to $2.90 per share. The actual results for fiscal year 2008 were revenues of $1.760 billion and earnings per share of $3.50 per share;

2.	Continued work with the executive leadership team (called the Global Matrix Group) to ensure a successful integration of the operations of the Company and those of Watson Wyatt LLP, which merged early in the 2006 fiscal year;

3.	Efforts to raise utilization (billable hours) at the senior levels;

4.	Level of success in chairing meetings of the Company’s Global Matrix Group;

5.	Level of success in representing the Company with investors;

6.	Level of success in chairing the Watson Wyatt Worldwide, Inc. Board;

7.	Continued communication of the Horizon vision and strategy to all associates, and continued use of the Horizon strategy to drive Company actions and plans;

8.	Actions taken to have the Company’s Group and Health Care Practice meet its fiscal year 2008 financial plan;

9.	Level of success in divesting the Company’s Multi-Employer Plan Practice;

10.	Development of a succession plan for the CEO and top business leaders and instilling the succession planning process and culture in the organization; and

11.	Continued monitoring and championing of the Company’s Diversity Program developed in fiscal year 2002.

Mr. Haley’s compensation level is significantly higher than that of the other named executives. The Committee believes this is appropriate given:

a.	His years of experience in the human capital consulting industry;

b.	His lengthy tenure and consistently superior performance as CEO of the Company;

c.	His level of responsibility and the significance and critical nature of his contributions to the success of the Company; and

d.	The growth and performance of the Company under his leadership.

Severance Benefits

With the exception of Mr. Ramamurthy, the Company has not entered into employment agreements with its named executives. Mr. Ramamurthy’s employment agreement with the Company provides that the agreement may be terminated by either party by giving not less than six months’ written notice, unless such termination is on account of breach of the agreement or gross misconduct by Mr. Ramamurthy. During the six-month notice period, Mr. Ramamurthy is entitled to payment of base salary and other contractual benefits.

The Company does not maintain a broad-based severance plan. As a result, other than as noted above for Mr. Ramamurthy, the Company is not obligated to pay severance in the event of an involuntary termination of employment of one of its named executives. However, because the SBI Program represents a large percentage of our named executives’ total direct compensation opportunity, the Committee retains the discretion to determine whether and how to adjust outstanding SBI Program awards in the event of a change in control, including fully vesting all outstanding awards of deferred stock units. The Company also maintains severance guidelines for associates, which would include the named executives. The guidelines are completely discretionary in the event of an involuntary termination, and in any actual termination, the Company may determine to provide more or less. The guidelines provide for severance pay in an amount equal to two weeks pay for each full year of the named executive’s service, up to a maximum of 24 weeks’ pay, or an amount equal to one week’s pay for each full year of service, whichever is greater, payable in a lump sum upon termination. Any severance benefits payable to a named executive in such circumstances would be entirely discretionary and would be determined by the Company on an individual basis with the approval of the Committee.

Retirement and Savings Plan Benefits

Retirement Plans

The named executives (other than Mr. Ramamurthy) participate in a defined benefit plan available to Watson Wyatt associates in the United States. The Company’s sponsorship of such a plan is consistent with our belief that defined benefit plans continue to represent a crucial and viable means for us to provide for the future retirement security of our employees and to encourage sustained service to the Company. The plan benefits are based upon years of service with the Company and the highest consecutive 60-month average of total pay, which includes base pay and bonus. More details regarding the defined benefit plan are included in the discussion following the Pension Benefits table on page 42.

Savings Plans

Our named executives (other than Mr. Ramamurthy) are also eligible to participate in the 401(k) plan available to Watson Wyatt associates in the U.S. and in a non-qualified plan designed to permit employees impacted by Internal Revenue Code (IRC) limitations on annual contributions to 401(k) plans to continue to receive Company matching contributions as if salary deferrals had continued once they exceeded the IRC limitations.

Mr. Ramamurthy is eligible to participate in a defined contribution pension arrangement available to associates in the United Kingdom. Associates are permitted to make elective contributions of salary or additional voluntary contributions. Mr. Ramamurthy did not participate in this plan in fiscal year 2008.

Non-Qualified Retirement Plans

The Company also sponsors non-qualified defined benefit and defined contribution retirement plans for our highly compensated executives, including our named executives in the United States, which provide benefits in excess of IRC limits. The purpose of these plans is to provide our senior executives with the retirement benefits they would have received in the absence of the IRC limitations.

Employee Welfare Benefit Plans

Our named executives are eligible for medical, life insurance and other welfare benefits available to other Watson Wyatt associates, depending upon the region in which they are located. There are no special medical plans or other welfare plans for our named executives, except that the named executives other than Mr. Ramamurthy are covered by an excess personal liability policy that the Company provides to only certain of its senior executives.

Tax and Accounting Treatments of Elements of Compensation

Section 162(m) of the IRC disallows a tax deduction for the Company for individual executive compensation exceeding $1 million in any taxable year, excluding compensation that is considered to be “performance based” under the Incentive Compensation Plan approved by the stockholders of the Company.

During fiscal year 2006, the Company obtained stockholder approval for a plan (known as the Incentive Compensation Plan) under which annual fiscal year-end bonuses paid to senior executives may qualify as “performance-based compensation” that is not counted toward the $1million limitation on deductibility of compensation. Under the Incentive Compensation Plan, the Compensation Committee at the beginning of each fiscal year establishes a performance period with respect to which awards in the form of fiscal year-end bonuses are granted under the plan, and also establishes a formula for determining the maximum award payable to a participant.

For fiscal year 2008, the Committee established the fiscal year (July 1, 2007 to June 30, 2008) as the performance period and established the maximum incentive award as 2.5 percent of net income for the performance period in the case of the CEO and any other participant who is a member of the Board, and 1.5 percent of net income for each named executive. For fiscal year 2008, the Committee certified the amount of net income as defined under the plan for the performance period and each participant’s maximum award under the plan, and has determined each participant’s actual award based on the subjective evaluations discussed above, payable as their fiscal year-end bonus. The bonuses actually paid were well below the maximum incentive awards established by the Committee.

As a result, the fiscal year-end bonuses paid to the executives under the Incentive Compensation Plan will not be counted toward the $1million limitation on deductibility of compensation. Shares that vest under the previously described SBI Program do not qualify as “performance-based compensation” and remain subject to the $1million deductibility limitation under IRC Section 162(m).

Prior to the adoption of the Incentive Compensation Plan, the Company had adopted the Senior Officers Deferred Compensation Plan, an unfunded nonqualified deferred compensation plan under which amounts paid to senior executives subject to Section 162(m) in excess of $1 million are deferred on a mandatory basis until such time as the executive is no longer subject to the requirements of Section 162(m) or leaves the Company.

Currently only Mr. Haley and Mr. Wickes have been required to defer a portion of their compensation and therefore are the only named executives who participate in the Senior Officers Deferred Compensation Plan. The plan offers a minimum of three investment options including an interest factor equal to the prime rate of interest as reported by the Company’s bank. Additional information on contributions and earnings under this plan is set forth in the Nonqualified Deferred Compensation table below.

Stock Ownership Guidelines

The Company believes that stock ownership aligns associates’ financial interest with the interests of other stockholders and the Company. During fiscal year 2005, the Company refined its stock ownership guidelines for all associates, including the Company’s named executives. These guidelines specify the minimum amount of Watson Wyatt stock that an associate should accumulate over ten or more years of employment with Watson Wyatt. For our named executives, the goal is to hold shares with a value in excess of 150 percent of base salary, with such goal prorated over the first 10 years of employment with the Company. Each of our named executives had satisfied his goal as of the end of fiscal year 2008 and owned substantially more stock than the guidelines require.

COMPENSATION COMMITTEE REPORT

Our Committee is comprised of four independent Directors who meet independence requirements of the NYSE and NASDAQ listing standards and the rules and regulations of the SEC. The Compensation Committee operates under a written charter adopted by the Board. Our charter can be viewed by connecting to the Watson Wyatt website (watsonwyatt.com), under the Investor Relations section.

We have reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the CEO, CFO and senior management. Based upon our review and such discussion, we recommended to the Board that the CD&A be included in this Proxy Statement.

THE COMPENSATION COMMITTEE:

Gilbert T. Ray (Chair)
John J. Gabarro
Brendan R. O’Neill
Linda D. Rabbitt

Executive Compensation

Summary Compensation Table

The following table sets forth information for fiscal years 2008 and 2007 concerning the compensation paid by the Company to (i) the Chief Executive Officer; (ii) the Chief Financial Officer, and (iii) the three other most highly compensated individuals who were serving as executive officers of the Company at the end of fiscal year 2008. These individuals are referred to as our named executives.

					Change in
					Pension
					Value and
					Nonqual.
					Deferred
				Stock	Comp.	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Earnings	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)
John J. Haley	2008	$865,000	$1,300,000	$1,980,375	$2,491,531	$79,495	$6,716,401

President, Chief	2007	826,250	876,750	2,018,750	1,597,575	29,839	5,349,164
Executive Officer,
Chairman of the
Board and Director
Carl D. Mautz(6)	2008	467,500	330,000	539,422	262,747	24,298	1,623,967

Vice President and	2007	456,250	250,000	355,938	376,949	4,950	1,444,087
Chief Financial
Officer
Kevin L. Meehan	2008	545,000	530,000	365,703	1,071,507	30,169	2,542,379

Vice President,	2007	522,500	340,000	249,688	216,334	4,950	1,333,472
Regional Manager
(North America) and
Director
Gene H. Wickes	2008	546,250	465,000	396,250	427,450	69,762	1,904,712

Vice President and	2007	531,250	335,000	407,734	519,927	45,847	1,839,758
Global Director of the
Benefits Practice
Chandrasekhar	2008	514,520	348,583	214,770	0	138,920	1,216,793
(Babloo) Ramamurthy
(7)

Vice President,
Regional Manager
(Europe) and Director

(1)	Salary adjustments become effective on October 1 of each fiscal year. Effective October 1, 2007, Mr. Haley’s base salary increased from $835,000 to $875,000, Mr. Mautz’s base salary increased from $460,000 to $470,000, Mr. Ramamurthy’s base salary increased from $425,545 to $562,018 (based on the applicable exchange rate on that date of 2.0437), Mr. Meehan’s base salary increased from $530,000 to $550,000, and Mr. Wickes’ base salary increased from $535,000 to $550,000. Mr. Ramamurthy’s percentage increase was significantly higher than for the other named executives due to recognition that his salary prior to October 1, 2007 did not sufficiently reflect his role as Regional Manager (Europe). The salary amounts shown in the Summary Compensation Table for fiscal year 2008 reflect three months of salary at the rate in effect prior to October 1, 2007 and nine months of salary at the new rate effective October 1, 2007.

(2)	Reflects the value of fiscal year-end bonuses earned during fiscal years 2008 and 2007 and paid in September 2008 and 2007, respectively. Twenty-five percent of each such bonus was paid in the form of fully vested Company stock issued under the 2001 Deferred Stock Unit Plan for Selected Employees. The remaining seventy-five percent of each such bonus was paid in cash.

(3)	Represents the dollar amount required to be recognized by the Company as an expense in fiscal years 2008 and 2007 under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (FAS 123(R)), disregarding the effect of estimated forfeitures (of which there were none in fiscal years 2008 and 2007), for awards under the Performance Share Bonus Incentive Program (SBI Program), as described in Note 9 to the Company’s financial statements for the fiscal years ending June 30, 2008 and 2007.

The awards for which expense is shown in this table for fiscal year 2008 include (i) SBI Program awards described in the Grants of Plan-Based Awards in Fiscal Year 2008 table beginning on page 37 of this Proxy Statement and (ii) awards granted in fiscal years 2006 and 2007 for which we recognized expense in fiscal year 2008, which are described below the Stock Vested During Fiscal Year 2008 table beginning on page 39 of this Proxy Statement.

(4)	Reflects the increase in actuarial present values during fiscal years 2008 and 2007 of each named executive officer’s accumulated benefits under the Watson Wyatt & Company Pension Plan for U.S. Employees and the Excess Compensation Plan of Watson Wyatt & Company. For fiscal year 2008, the increase is determined using assumptions that are the same as those used in the Company's financial statements except that retirement is assumed to occur at age 60 (the earliest unreduced retirement age for the named executives) or as of fiscal year end for named executives older than 60, and no pre-retirement terminations or deaths are assumed to occur. The specific relevant assumptions include using a discount rate of 7.00 percent and post-retirement mortality based on the mortality assumption described in Section 430(h)(3)(A) of the Internal Revenue Code for annuitants. In addition, for the Excess Compensation Plan benefits, which are subject to payment as a lump sum, an interest rate of 3.25 percent and the 1983 Group Annuity Mortality table (blended 50/50 for males and females) were used in the calculations.

The increases in the actuarial present values for fiscal year 2008 can be attributed to several factors. First, the increases are due to salary increases during the year, which raised the highest average compensation being used in the calculations, and due to the accrual of an additional year of service (subject to a 25-year service cap). Second, for executives below age 60, the present values increased because the executives are one year closer to the assumed retirement date and retirement benefits are thus assumed to be one year closer to payment. Third, assumption changes made by the Company for financial reporting purposes as of June 30, 2008 lessened the increase in the present value calculations. The changes updated the post-retirement mortality table and increased the discount rate. These assumption changes lessened the increase in the present value amounts by one to five percent.

The amounts shown for fiscal year 2008 also include above-market interest on balances in the Deferred Savings Plan for U.S. Employees of Watson Wyatt & Company (the “Deferred Savings Plan”) of $5,556 for Mr. Haley, $1,307 for Mr. Mautz, $2,961 for Mr. Meehan and $1,986 for Mr. Wickes. Interest is considered above-market to the extent it exceeds 120 percent of the applicable federal long-term rate. Nonqualified deferred compensation earnings and account balances under the Deferred Savings Plan are disclosed in the Non-qualified Deferred Compensation during Fiscal Year 2008 table beginning on page 44 of this Proxy Statement.

(5)	For fiscal year 2008, all other compensation consists of (a) Company matching contributions made to a qualified savings plan in the amount of $7,560 each for Mr. Haley, Mr. Mautz, Mr. Meehan and Mr. Wickes; (b) Company contributions made to a non-qualified deferred compensation plan in the amount of $51,322 for Mr. Haley, $16,738 for Mr. Mautz, $22,609 for Mr. Meehan, and $22,275 for Mr. Wickes; (c) payment for the annual cash out of excess unused paid time off (all U.S.-based associates are subject to the same paid time off limits) in the amount of $20,613 for Mr. Haley and $39,927 for Mr. Wickes; and (d) a benefits uplift in the amount of $138,920 for Mr. Ramamurthy, equivalent to 27% of base pay, which is intended to enable him to make provision for employee benefits such as pension, car and private medical insurance.

The Company provides to its named executives no perquisites or other personal benefits having an aggregate incremental cost for any named executive in excess of $10,000, and as a result, the value of any such perquisites or other personal benefits is not included in this column.

(6)	Mr. Mautz retired from the Company effective August 29, 2008.

(7)	Except where indicated, all amounts herein for Mr. Ramamurthy have been converted from British Pounds (£) to U.S. dollars ($) based on the applicable exchange rate on June 30, 2008 of 1.9919.

Grants of Plan-Based Awards in Fiscal Year 2008

The table below shows the equity awards that were made to each of the named executives during fiscal year 2008 under the Company’s Performance Share Bonus Incentive Program (SBI Program). The SBI Program is a long-term stock bonus arrangement for senior executives of the Company and its affiliates. Incentives under the SBI Program are provided through grants of deferred stock units pursuant to the Company’s 2001 Deferred Stock Unit Plan for Selected Employees. Each vested deferred stock unit represents a right to receive one share of Company stock following the end of the three-year performance period.

			Estimated Future Payouts
			Under Equity Incentive Plan			Grant Date
			Awards(1)			Fair Value of
		Grant	Threshold	Target	Maximum	Stock
	Grant	Approval	(#)	(#)	(#)	Awards
Name	Date	Date				($)(2)
Haley	7/1/07	9/17/07	7,801	26,001	44,202	$1,312,530

Mautz	7/1/07	9/17/07	1,310	4,365	7,421	220,345

Meehan	7/1/07	9/17/07	1,533	5,108	8,684	257,852

Wickes	7/1/07	9/17/07	1,533	5,108	8,684	257,852

Ramamurthy	7/1/07	9/17/07	1,253	4,176	7,100	210,804

(1)	Represents threshold, target and maximum number of performance-based deferred stock units to be earned (vested) under the Company’s SBI Program following the end of the three-year performance period beginning July 1, 2007 and ending June 30, 2010. Amounts actually earned are payable in shares of Company stock. See a discussion of the SBI Program in the Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement.

For the fiscal year 2008 grants, the performance criteria selected by the Compensation Committee were Earnings Per Share Growth and Revenue Growth, as defined below, and the vesting criteria are based upon such metrics. Earnings Per Share (“E.P.S.”) Growth is defined as E.P.S. for the third year of the performance period compared to E.P.S. for the fiscal year preceding the start of the performance period, expressed as a percentage. E.P.S. is defined as fully diluted earnings per share from continuing operations. Revenue Growth is defined as the percentage change in revenue from the fiscal year prior to the performance period of the plan to the third year of the performance period, exclusive of any acquisitions during the performance period.

For the fiscal 2008 through 2010 performance period, an earn-out schedule using total growth over the three-year performance period for E.P.S. and Revenue is shown below:

E.P.S. Growth at or above	40%	100%	135%	170%
	28%	65%	100%	135%
	25%	30%	65%	100%
		20%	27%	35%
		Revenue Growth
		at or above

(2)	Represents the grant date (July 1, 2007) fair value of the award at target, determined in accordance with FAS 123(R), based on the closing price on the last day of the fiscal year prior to the grant date of $50.48.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth information concerning the outstanding stock awards held at June 30, 2008 by each of the named executives. The stock awards shown represent performance shares granted under the fiscal year 2007 and fiscal year 2008 Performance Share Bonus Incentive Program (SBI Program). No shares for such fiscal years had vested as of June 30, 2008.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of	Equity Incentive Plan Awards: Market or
	Unearned Shares, Units or Other	Payout Value of Unearned Shares, Units or
	Rights That Have Not Vested	Other Rights That Have Not Vested
	(#)	($)(1)
Haley	61,355(2)	$3,245,066
	35,312(3)	1,867,652
Mautz	10,564(2)	558,730
	5,930(3)	313,638
Meehan	12,171(2)	643,724
	6,938(3)	366,951
Wickes	12,286(2)	649,807
	6,938(3)	366,951
Ramamurthy	5,306(2)	280,634
	5,672(3)	299,992

(1)	Reflects the value as calculated based on the closing price of the Company’s stock on June 30, 2008 of $52.89 per share.

(2)	Represents the number of performance shares granted under the fiscal year 2007 SBI Program and credited with dividend equivalents under the terms of the Watson Wyatt & Company Holdings 2001 Deferred Stock Unit Plan for Selected Employees, assuming projected earn-out of 170 percent following completion of the three-year performance period ending June 30, 2009.

(3)	Represents the number of performance shares granted under the fiscal year 2008 SBI Program and credited with dividend equivalents under the terms of the Watson Wyatt & Company Holdings 2001 Deferred Stock Unit Plan for Selected Employees, assuming projected earn-out of 135 percent following completion of the three-year performance period ending June 30, 2010.

Stock Vested During Fiscal Year 2008

The following table sets forth information concerning stock awards that vested during fiscal year 2008 for each of the named executives. The stock awards represent performance shares issued under the Company’s fiscal year 2006 Performance Share Bonus Incentive Program (the “SBI Program”), including dividend equivalents credited to those shares, that vested following the end of the three-year performance period beginning July 1, 2005 and ending June 30, 2008.

	Stock Awards
Name	Number of	Value Realized
	Shares	on Vesting
	Acquired	($)(2)
	on Vesting
	(#)(1)
Haley	81,402	$4,305,352

Mautz	14,151	748,446

Meehan	13,039	689,633

Wickes	16,536	874,589

Ramamurthy	7,010	370,759

(1)	Represents the number of Company shares earned (vested) under the Company’s fiscal year 2006 SBI Program following the end of the three-year performance period beginning July 1, 2005 and ending June 30, 2008. For the fiscal year 2006 grants, the performance criteria selected by the Compensation Committee were Earnings Per Share Growth and Revenue Growth, as defined below, and the vesting criteria were based upon such metrics. Earnings Per Share (“E.P.S.”) Growth was defined as E.P.S. for the third year of the performance period compared to E.P.S. for the fiscal year preceding the start of the performance period, expressed as a percentage. E.P.S. was defined as fully diluted earnings per share from continuing operations. Revenue Growth was defined as the percentage change in revenue from the fiscal year prior to the performance period of the plan to the third year of the performance period, exclusive of any acquisitions during the performance period. In order for any of the deferred stock units granted for this performance period to vest, a threshold level of achievement under each performance criteria needed to be obtained. Additional deferred stock units would vest to the extent that performance was above the threshold levels.

An earn-out schedule using total growth over the three-year performance period for E.P.S. and Revenue is shown below:

E.P.S. Growth at or above	30%	100%	135%	170%
	20%	65%	100%	135%
	10%	30%	65%	100%
		10%	12.5%	20%
		Revenue Growth
		at or above

Following the completion of the fiscal 2006 through 2008 performance period, the Committee determined that 3-year E.P.S. Growth exceeded 30 percent and Revenue Growth exceeded 20 percent. As a result, the Committee determined that awards for the 2006 through 2008 performance period had vested at 170 percent.

(2)	Reflects the value as calculated based on the closing price of the Company’s stock on June 30, 2008 of $52.89 per share. The shares were actually distributed on September 15, 2008, based on the Company’s closing share price on the prior business day of $56.83. The actual value of stock awarded on the distribution date was $4,626,076 to Mr. Haley, of which $4,538,441 was automatically deferred in the form of shares into the Senior Officers Deferred Compensation Plan (SODCP); $804,201 to Mr. Mautz; $741,006 to Mr. Meehan, of which $298,888 was automatically deferred in the form of shares into the SODCP; $939,741 to Mr. Wickes, of which $532,622 was automatically deferred in the form of shares into the SODCP; and $398,378 to Mr. Ramamurthy. The automatic deferrals to the SODCP occurred in order to keep deductible compensation below the $1 million deductible limit imposed by Section 162(m) of the Internal Revenue Code.

Pension Benefits at 2008 Fiscal Year-End

The Pension Benefits table below provides information as of June 30, 2008 regarding the number of years of credited service and the present value of accumulated benefits payable at normal retirement age with respect to the Watson Wyatt & Company Pension Plan for U.S. Employees (the “Pension Plan”), the Excess Benefit Plan of Watson Wyatt & Company (the “Excess Benefit Plan”) and the Excess Compensation Plan of Watson Wyatt & Company (the “Excess Compensation Plan”). None of the named executives currently has an accrued benefit under the Excess Benefit Plan, and thus the Excess Benefit Plan is not separately listed.

The table below also provides information as of June 30, 2008 regarding the number of years of credited service and the present value of accumulated benefits payable at normal retirement age for Mr. Ramamurthy with respect to the Watson Wyatt Pension Scheme, a pension program covering former employees of Wyatt & Company in the U.K., which has been assumed by the Company.

No payments were made from any of these plans to any of the named executives during fiscal year 2008.

Name	Plan Name	Number of Years	Present Value of
		Credited Service	Accumulated Benefit
		(#)	($)(1)
Haley	Watson Wyatt & Company Pension
	Plan for U.S. Employees	31.17	$1,499,699

	Excess Compensation Plan of
	Watson Wyatt & Company	31.17	11,249,819

	Total		12,749,518

Mautz	Watson Wyatt & Company Pension
	Plan for U.S. Employees	11.33	524,421

	Excess Compensation Plan of
	Watson Wyatt & Company	11.33	1,807,933

	Total		2,332,354

Meehan	Watson Wyatt & Company Pension
	Plan for U.S. Employees	25.17	1,119,008

	Excess Compensation Plan of
	Watson Wyatt & Company	25.17	4,979,526

	Total		6,098,534

Wickes	Watson Wyatt & Company Pension
	Plan for U.S. Employees	11.50	413,780

	Excess Compensation Plan of
	Watson Wyatt & Company	11.50	1,964,430

	Total		2,378,210

Ramamurthy	Watson Wyatt Pension Scheme	17.58	1,094,115

(1)	With the exception of Mr. Ramamurthy, the assumptions and methodology used in calculating the estimated present value shown in this column are generally consistent with those used and disclosed in the Company's audited financial statements (see Note 5) as of June 30, 2008, except the named executives are assumed to retire at their earliest unreduced retirement age or their current age, if later, and no pre-retirement terminations or deaths are assumed to occur. All named executives are eligible for unreduced early retirement at age 60 based on the grandfathered plan provisions (see plan description below for more detail). Also, no additional compensation or service is assumed beyond the June 30, 2008 calculation date. The specific relevant assumptions include using a discount rate of 7.00 percent and post-retirement mortality based on the mortality table described in Section 430(h)(3)(A) of the Internal Revenue Code for annuitants. In addition, for the Excess Compensation Plan benefits which are payable as a lump sum, an interest rate of 3.25 percent and the 1983 Group Annuity Mortality table (blended 50/50 for males and females) were used in the calculations.

In Mr. Ramamurthy’s case, the assumptions and methodology used in calculating the estimated present value shown in this column are generally consistent with those used and disclosed in the Company’s audited financial statements (see Note 5) as of June 30, 2008 except that no pre-retirement deaths are assumed to occur. The specific relevant assumptions include using a discount rate of 6.5 percent and post-retirement mortality based on the 92 series mortality tables published by the Continuous Mortality Investigation (CMI) Committee of the Faculty and Institute of Actuaries CMI Report 17 in 1999 and allowing for medium cohort mortality improvements published in CMI Working Paper 1 published in 2002, applicable to the member’s year of birth.

U.S. Based Pension Plans

The Pension Plan is a broad-based, tax-qualified defined benefit pension plan that provides a benefit to eligible employees of the Company. In general, all U.S. salaried and hourly employees, with the exception of temporary employees, leased employees and contract employees are eligible to participate. Pension Plan benefits are based upon years of service with the Company and the highest consecutive 60-month average of total compensation (base pay, overtime and bonus). The credited service amounts shown in the table above represent actual years of service with the Company. No additional years of credited service have been granted to the named executives under the Pension Plan.

The standard form of benefit payment under the Pension Plan is a single life annuity benefit for participants who are not married and a 100 percent joint and contingent annuity benefit for married participants. Alternatively, participants may elect a joint and contingent annuity with a continuation percentage of up to 100 percent, a certain and continuous annuity benefit with five or more years of guaranteed payments, or a combination of these, subject to the plan provisions, Retirement Committee approval and statutory limits. The payout option must be elected by the Participant before benefit payments begin.

The annual benefit at normal retirement (age 65) under the qualified plan is equal to 1.7 percent times the participant’s average compensation for the 60 consecutive months with the highest compensation plus 0.4 percent times the average compensation for the 60 consecutive months with the highest compensation that exceeds the Social Security Covered Compensation, all times the number of completed years and months of continuous service up to 25 years.

For terminations after June 30, 2003, the Plan's early retirement age is age 55 with five years of service (except as noted below for grandfathered associates). For associates who are eligible for early retirement and who retire prior to age 62, gross benefits are reduced 8 percent per year between ages 58 and 62, and 6 percent per year between ages 55 and 58. For deferred vested associates who retire prior to age 65, gross benefits are actuarially reduced from age 65. As of June 30, 2008, Messrs. Haley, Mautz, Meehan and Wickes were eligible for early retirement benefits.

Associates who were employed by the Company on June 30, 2003 are grandfathered in prior pension plan provisions for five years, or until June 30, 2008. During the five-year grandfathering period, eligible associates will continue to accrue benefits under the Plan provisions in effect before July 1, 2003, except that the five-year certain and continuous annuity form of payment is not grandfathered. Under these provisions, the same formula described above is used except that an associate’s average pay is determined to be the highest average 36 consecutive months of total pay. In addition, the benefit can never be less than the June 30, 2003 accrued benefit indexed by 3 percent each year. Messrs. Haley, Mautz, Meehan and Wickes all currently qualify for the grandfathered Pension Plan provisions.

Benefits accrued under the grandfathered formulas will be frozen on the earlier of June 30, 2008 or termination of employment, except for the formula that indexes the June 30, 2003 accrued benefit which will be frozen at termination of employment. At retirement or termination, whether before or after June 30, 2008, an associate’s accrued benefit will not be less than the frozen grandfathered benefit. If the associate terminates employment after age 50, the frozen grandfathered benefit will be reduced by 5 percent per year for commencement before age 60. For termination before age 50, this benefit will be actuarially reduced from age 65. Grandfathered associates who attain age 50 with 10 years of service will be eligible for early retirement under the Plan.

The Excess Benefit and Excess Compensation Plans are designed to restore to eligible associates the reductions to their pension benefit imposed by IRC limitations. When the excess plan benefits are added to the benefit provided by the Pension Plan, eligible associates will receive a total benefit equal to the benefit that would have been provided by the Pension Plan had the limitations not existed. The form of benefit payment provided under the excess plans is a lump sum payable six months following the termination of employment for the named executives. The named executives currently have no accrued benefit under the Excess Benefit plan as the sum of their benefits under the Pension Plan and the Excess Compensation Plan does not exceed the maximum benefit limitation under IRC Section 415.

U.K. Based Pension Plan

The Watson Wyatt Pension Scheme is a tax-qualified defined benefit pension plan. Mr. Ramamurthy has a deferred benefit in this Scheme arising out of the merger of The Wyatt Company U.K. Pension Plan with the Watson Wyatt Pension Scheme in 2006. Mr. Ramamurthy’s deferred benefit is payable from age 60 and is based on pensionable service and final pensionable salary as of March 31, 1995 in The Wyatt Company U.K. Pension Plan. This deferred benefit increases over the period to retirement broadly in line with the U.K.’s retail prices index (with a cap of 5% per annum).

The main form of Mr. Ramamurthy’s retirement benefit under the Watson Wyatt Pension Scheme is a single life annuity benefit payable from age 60, plus a contingent annuity benefit payable to Mr. Ramamurthy’s spouse equal to two-thirds of the pension payable to Mr. Ramamurthy at the date of death. In addition, a single life temporary bridging pension is payable from retirement to age 65. If Mr. Ramamurthy were to die within three years of the date on which his pension commenced, the remaining balance of the three years of pension payments would be payable as a lump sum.

Mr. Ramamurthy was age 52 at June 30, 2008 and so can retire early before age 60 with a reduced pension. If Mr. Ramamurthy were to retire with the consent of the Company, then under an agreement the Company made in 1997, Mr. Ramamurthy’s revalued deferred pension would be reduced by 3% for each year early retirement precedes age 60. If Mr. Ramamurthy were to retire early without the consent of the Company, his revalued deferred pension would be reduced in line with the actuarial early retirement factors in force at the time of retirement.

Non-qualified Deferred Compensation during Fiscal Year 2008

The following table sets forth information concerning aggregate earnings during fiscal year 2008 under the Company’s non-qualified deferred compensation plans and aggregate account balances in those plans as of June 30, 2008.

Name	Non-Qualified	Executive	Company	Aggregate	Aggregate
	Deferred	Contributions	Contributions	Earnings in	Balance
	Compensation	During FY08	During FY08	Last FY	at Last FYE
	Plan(1)	($)	($)	(FY 2008)	(6/30/08)
				($)	($)
Haley	Deferred Savings	$0	$51,322	$18,799(2)	$312,888(4)
	SODCP	3,148,017	0	157,237(3)	7,045,625(5)
Mautz	Deferred Savings	0	$16,738	4,422(2)	78,264(4)
	SODCP	0	0	0	0
Meehan	Deferred Savings	0	$22,609	10,019(2)	162,008(4)
	SODCP	0	0	0	0
Wickes	Deferred Savings	0	$22,275	6,717(2)	115,730(4)
	SODCP	260,836	0	46,928(3)	307,764(5)
Ramamurthy	Deferred Savings	0	0	0	0
	SODCP	0	0	0	0

(1)	The Deferred Savings Plan was established to supplement the benefits of those participants in the Watson Wyatt & Company Savings Plan for U.S. Employees (the “Savings Plan”) whose Company matching contributions to the Savings Plan are limited by the compensation and elective deferral limitations, or the non-discrimination requirements, imposed by the Internal Revenue Code. The Deferred Savings Plan does not allow for employee contributions. Participants generally vest in their account after three years of service. All of the named executives are fully vested in their account balances in the Deferred Savings Plan. Participants are eligible for payment of their vested account balance upon termination of employment or retirement.

The Senior Officers Deferred Compensation Plan (“SODCP”) is an unfunded nonqualified deferred compensation plan under which applicable employee remuneration (within the meaning of IRC Section 162(m)(4)) otherwise payable to senior executives who are subject to Section 162(m) in excess of $1 million is deferred on a mandatory basis until such time as the executive is no longer subject to the requirements of 162(m) or leaves the Company, at which time it becomes payable to the executive. As of June 30, 2008, Mr. Haley and Mr. Wickes were the only participants in the SODCP. The plan offers a choice of investment options consisting of the S&P 500 Index, the Russell 2000 Index, Watson Wyatt Worldwide, Inc. common stock and a guaranteed interest factor equal to the prime rate of interest as reported by the Company’s primary bank. The investment options the executive has selected may thereafter be changed in accordance with policies and procedures developed by the Committee.

(2)	Represents interest earned during fiscal year 2008 on account balances in the Deferred Savings Plan. Interest under the Deferred Savings Plan is calculated using the prime rate of interest as reported by the Company’s Bank, determined as of the first day of the calendar year. Of the amounts shown, a portion was determined to represent above-market interest and thus is included in the Summary Compensation Table for each named executive. The amount of such above-market interest is $5,556 for Mr. Haley, $1,307 for Mr. Mautz, $2,961 for Mr. Meehan and $1,986 for Mr. Wickes. Interest is considered above-market to the extent it exceeds 120 percent of the applicable federal long-term rate.

(3)	Represents earnings during fiscal year 2008 on Mr. Haley’s and Mr. Wickes’ respective account balances in the SODCP. Mr. Haley’s account balance is deemed to be invested pursuant to his election from among the available investment options and is credited with earnings on a monthly basis. Based on his elections, Mr. Haley’s account balance is currently deemed to be invested partially in the S&P 500 Index, partially in the Russell 2000 Index, and partially in Watson Wyatt Worldwide, Inc. common stock. Mr. Wickes’ entire account balance is deemed to be invested entirely in Watson Wyatt Worldwide, Inc. common stock. None of the amounts shown were determined to represent above-market earnings.

(4)	Other than the amounts shown as Company contributions for fiscal year 2008 and accruals attributable to above-market interest, no portion of the amounts shown has been reported in the Summary Compensation Table for fiscal year 2008 or in prior fiscal years. Of the balances reported, $4,828 for Mr. Haley, $1,136 for Mr. Mautz, $2,574 for Mr. Meehan and $1,726 for Mr. Wickes is attributable to above-market interest accruals reported in prior fiscal years.

(5)	Of the amount shown for Mr. Haley, $552,787 represents the portion of fiscal year end bonuses, $382,486 represents salary amounts and $3,148,017 represents the value of shares otherwise payable from the fiscal year 2005 Performance Share Bonus Incentive Program that were deferred into the SODCP in fiscal year 2008 or prior fiscal years and that were reported on the Summary Compensation Table for those years. Of the amount shown for Mr. Wickes, $260,836 represents the value of shares otherwise payable from the fiscal year 2005 SBI Program that were deferred into the SODCP in fiscal year 2008 and that is reported on the Summary Compensation Table for that year. The remainder of the amounts shown consists of accumulated aggregate earnings.

Post Termination Payments and Benefits

With the exception of Mr. Ramamurthy, the Company does not have employment agreements with any of the named executives. Mr. Ramamurthy’s employment agreement with the Company provides that his employment may be terminated by either party by giving not less than six months’ written notice, unless such termination is on account of breach of the agreement or gross misconduct by Mr. Ramamurthy. During the six-month notice period, Mr. Ramamurthy is entitled to payment of base salary and other contractual benefits for which he is required to continue to perform his normal duties for the Company, unless the Company in its discretion allows for a reduction in duties or decides to make payment of base salary and other contractual benefits for all or part of the unexpired notice period.

The Company has not entered into any change in control agreements with any of the named executive officers. In the event of a change in control, the Compensation Committee may choose to accelerate the vesting of any unvested deferred stock units issued under the Watson Wyatt Worldwide, Inc. 2001 Deferred Stock Unit Plan for Selected Employees in connection with the SBI Program. The Compensation Committee could provide for vesting at any level allowed under the SBI Program, regardless of performance at the time against the metrics specified in the applicable SBI program, including vesting at the maximum threshold level of 170 percent as shown in the Outstanding Equity Awards at 2008 Fiscal Year-End table. However, any such action would be at the complete discretion of the Compensation Committee.

The account values payable through the Non-qualified Deferred Compensation Plans are shown in the Non-qualified Deferred Compensation for the 2008 Fiscal Year table and would not change based on early retirement, death or disability. The value of benefits payable to the named executives under the Pension Plan or the Excess Compensation Plan outlined above may increase (or decrease) in the event of the early retirement, death or disability of the named executive. Using the assumptions employed in the Pension Benefits Table (PBT) with the exception of using the actual Excess Compensation Plan lump sum interest rate as of June 30, 2008, the present value of the pension and disability benefit (as applicable) payable to each of the named executives as of June 30, 2008 in the event of early retirement, death or disability is shown in the following table.

		Total Present Value in case of :
		Early	Increase /		Increase /		Increase /
		Retirement	(Decrease)		(Decrease)	Disability	(Decrease)
		(1)	from PBT	Death (2)	from PBT	(3)	from PBT
Haley	Pension Plan	1,566,168	66,469	1,395,996	(103,703)	967,950	(531,749)
	Excess Plan	11,939,088	689,269	10,784,237	(465,582)	6,940,246	(4,309,573)
	Disability	N/A	N/A	N/A	N/A	1,841,730	1,841,730
	Total	13,505,256	755,738	12,180,233	(569,285)	9,749,926	(2,999,592)

Mautz	Pension Plan	524,421	0	456,134	(68,287)	488,621	(35,800)
	Excess Plan	1,815,380	7,447	1,571,034	(236,899)	1,602,882	(205,051)
	Disability	N/A	N/A	N/A	N/A	1,045,273	1,045,273
	Total	2,339,801	7,447	2,027,168	(305,186)	3,136,776	804,422

Meehan	Pension Plan	1,119,008	0	994,851	(124,157)	978,573	(140,435)
	Excess Plan	4,998,772	19,246	4,704,321	(275,205)	4,294,854	(684,672)
	Disability	N/A	N/A	N/A	N/A	535,650	535,650
	Total	6,117,780	19,246	5,699,172	(399,362)	5,809,077	(289,457)

Wickes	Pension Plan	460,702	46,922	414,263	483	461,275	47,495
	Excess Plan	2,273,376	308,946	2,056,316	91,886	1,920,635	(43,795)
	Disability	N/A	N/A	N/A	N/A	2,379,396	2,379,396
	Total	2,734,078	355,868	2,470,579	92,369	4,761,306	2,383,096

Ramamurthy	Pension
	Scheme	1,090,866(4)	(3,249)	1,622,279(5)	528,164	N/A(6)	N/A

(1)	The increase for early retirement versus the PBT is due primarily to reflecting the immediate early retirement benefit payable for those under age 60. The early retirement factors available to the named executives through the grandfathered pension plan provisions reflect a “subsidy” versus the age 60 benefit. Note that these factors are generally available to all grandfathered plan participants depending on age and service conditions. An additional cause for the increase is due to using the actual lump sum interest rate for the Excess Compensation Plan as of June 30, 2008 versus the rate assumed in future years for financial accounting purposes. The Excess Compensation Plan benefit is payable as a lump sum. All named executives are currently eligible for early retirement under the terms of the Pension Plan and the Excess Compensation Plan.

(2)	In case of death, the Pension Plan and the Excess Compensation Plan provide a death benefit to the named executive’s spouse assuming the named executive retired on the date of his death, elected the 100 percent joint and contingent benefit form and died the next day. This benefit is provided if the participant is early retirement eligible at death and is available to all plan participants. The death benefit would represent a decrease in the present value of the benefit because the benefit is actuarially reduced for payment during the life of the spouse only. However, the table does show an increase versus the amounts shown in the PBT in some cases because of the application of the early retirement factors and the different lump sum interest rate as described in footnote (1) above.

(3)	In case of disability, the Company provides a disability benefit equal to 66.67 percent of base salary, subject to a maximum monthly benefit of $30,000. This benefit is payable until age 65 or for at least 12 months, assuming the participant continues to meet the definition of disability. The table shows the value of the temporary disability benefit that would be payable to age 65 along with the pension benefits payable at age 65. Employees also receive service credits for pension purposes while on disability. The table shows that the present value increases or decreases for the different named executives. This is primarily a function of whether the named executive’s current salary exceeds the maximum monthly disability benefit and how close he is to reaching the 25 year pension service cap.

(4)	The small decrease for early retirement versus the PBT is due primarily to reflecting the immediate early retirement benefit payable; the amount shown assumes that early retirement is with the consent of the Company.

(5)	In case of death prior to retirement, the Watson Wyatt Pension Scheme provides a death benefit to Mr. Ramamurthy’s spouse equal to two-thirds of Mr. Ramamurthy’s revalued deferred pension, plus a lump sum equal to two times the maximum salary amount that may be taken into account under the written terms of the Pension Scheme. The death benefit would represent an increase in the present value of the benefit primarily because of the two times maximum salary amount payable on death while in employment with Watson Wyatt.

(6)	The rules of the Watson Wyatt Pension Scheme applicable to former members of The Wyatt Company U.K. Pension Plan do not make special provision for deferred members to retire early due to incapacity.

In addition, upon any termination of employment the named executives may be entitled to distributions under the deferred compensation plans described above and (with the exception of Mr. Ramamurthy) to benefits generally available to salaried employees, including distributions under the Company’s 401(k) plan, health care benefits, disability benefits and accrued vacation pay. In the context of any particular separation from the Company, the Company and the executive may mutually agree on severance terms that could include additional benefits or payments.

Director Compensation in Fiscal Year 2008

In fiscal 2008, we provided the following compensation to those of our Directors who are not employees of the Company.

Name	Fees	Stock	Nonqualified	Total
	Earned or	Awards	Deferred	($)
	Paid in	($)(1)	Compensation
	Cash		Earnings
	($)		($)(2)
John J. Gabarro	$36,034	$128,455	$2,095	$166,584
R. Michael McCullough	103,500	91,041	12,987	207,528
Brendan R. O’Neill	72,000	90,134	122	162,256
Linda D. Rabbitt	36,750	126,858	57	163,665
Gilbert T. Ray	97,543	90,090	156	187,789
John C. Wright	129,044	90,090	600	219,734

(1)	As of June 30, 2008, the aggregate number of shares held by each outside Director, all of which were fully vested, was as follows: Gabarro – 12,809; McCullough – 5,000; O’Neill – 445; Rabbitt – 10,556; Ray – 8,576; and Wright – 12,575. In addition, as a result of deferral elections, Mr. McCullough held a vested right to 3,895.21 deferred stock units; Mr. O’Neill and Ms. Rabbitt each held a vested right to 2,149.35 deferred stock units; and Messrs. Ray and Wright each held a vested right to 1,298.52 deferred stock units, payable in shares upon termination of Board service.

(2)	Represents the amount of above-market interest on amounts deferred under the Company’s Voluntary Deferred Compensation Plan for Outside Directors, as described in more detail below. Interest is considered above-market to the extent it exceeds 120 percent of the applicable federal long-term rate. Deferred amounts are credited with interest each month using an interest factor equivalent to the prime rate of interest as reported by the Company’s primary bank. The total amount of interest credited on deferred amounts during fiscal year 2008 was $11,190 for Mr. Gabarro, $69,324 for Mr. McCullough, $659 for Mr. O’Neill, $318 for Ms. Rabbitt, $849 for Mr. Ray and $3,316 for Mr. Wright.

Pursuant to the Amended Compensation Plan for Outside Directors:

(1)	outside Directors of the Company are paid a quarterly retainer of $11,250 plus $1,500 per day for board meetings;
(2)	the fee for regular committee meetings is $1,000 per day for Compensation or Nominating and Governance Committee meetings and $2,000 per day for Audit Committee meetings;
(3)	the compensation for telephone meetings of less than four hours duration is 50 percent of the applicable per day fee;
(4)	the fee for other meetings is $1,000 per day;
(5)	the Chairs of the Audit, Compensation, and Nominating and Governance Committees receive an annual retainer of $15,000, $10,000, and $5,000, respectively; and
(6)	the Presiding Director receives an annual retainer of $10,000.

Outside Directors are paid in a combination of cash and the Company’s common stock, at the end of each calendar quarter (at the completed quarter-end share price) for services during the preceding quarter. Directors may elect to be paid through any combination of cash, deferral of cash under the Company’s Voluntary Deferred Compensation Plan for Non-Employee Directors, and/or shares of the Company’s common stock. In addition, outside Directors receive shares with a grant date market value of approximately $90,000 (subject to rounding) at the end of each fiscal year for services performed during the preceding fiscal year. Amounts reported in the table above reflect the FAS 123(R) grant date fair market value of the shares granted. Because the value of the shares received equals the number of shares issued multiplied by the grant date fair market value, no assumptions are relevant in determining grant date fair market value for FAS 123(R) purposes. The shares vest immediately at grant, and Directors may elect to receive the shares at the end of each fiscal year or in deferred stock units payable in shares upon termination of Board service.

The Company also maintains the Voluntary Deferred Compensation Plan for Non-Employee Directors to enable outside Directors who hold 5,000 or more shares of the Company’s common stock, at their election, to defer receipt of any or all of their Directors’ fees until they are no longer serving as Directors of the Company. Deferred amounts are credited with interest each month using an interest factor equivalent to the prime rate of interest as reported by the Company’s primary bank.

None of the current Directors who are employed by the Company are compensated separately for his or her services as a Director or as a member of any committee.

ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS

Any stockholder wishing to present a proposal to be included in the Proxy Statement for the 2009 Annual Meeting of Stockholders, currently expected to be held on or about November 13, 2009, may submit such proposal in writing to Watson Wyatt Worldwide, Inc., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203. Such proposals must be received no later than June 16, 2009. Submitting a stockholder proposal does not guarantee that we will include it in our Proxy Statement.

Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the 2009 Annual Meeting of Stockholders and may nominate persons for election to the Board of Directors. Under the Company’s Amended and Restated Bylaws, unless the date of the 2009 Annual Meeting of Stockholders is advanced by more than 40 days or delayed by more than 40 days from the anniversary of the 2008 Annual Meeting, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company no later than the close of business on July 17, 2009. In addition, stockholders wishing to make such proposals or nominations for Director must satisfy other requirements set forth in the Company’s Amended and Restated Bylaws. If a stockholder does not also comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any proposal submitted by that stockholder.

ANNUAL REPORT

A copy of the Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2008 accompanies this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K is available without charge upon request to the Company. Requests may be made to Watson Wyatt Worldwide, Inc., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

By order of the Board of Directors

Walter W. Bardenwerper
Vice President, General Counsel and Secretary

Arlington, Virginia
October 14, 2008